OPERATING AGREEMENT OF SEED EQUITY PROPERTIES, LLC,
a Colorado Limited Liability Company

(Effective Date:  April 10, 2018)

OPERATING AGREEMENT OF SEED EQUITY PROPERTIES, LLC,
a Colorado Limited Liability Company

THIS OPERATING AGREEMENT (this "Agreement") of SEED EQUITY
PROPERTIES, LLC, a Colorado limited liability company (the "Company") is entered into effective as of the 10th day of April, 2018 (the "Effective Date") by and among the undersigned members, as the Members of the Company (each of them a "Member" and collectively, the "Members") and the undersigned Manager (the "Manager") of the Company. The Members and Manager are collectively referred to herein as the "Parties" and may be referred to individually as a "Party." Definitions for initially capitalized terms used herein, which are not otherwise immediately defined, are set forth in Article I of this Agreement.

RECITALS:

A. The Company was formed to qualify as a Real Estate Investment Trust under the Code, and to make loans for the acquisition and development of real estate;

B. The parties set forth on Exhibit A hereto, in their respective capacities as Member and/or Manager now desire to enter into and establish this Agreement as the operating agreement of the Company.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I DEFINITIONS

1.1 General. The capitalized terms listed below shall have the following meanings when used in this Agreement:
(a) "Act" means the Colorado Limited Liability Company Act, Sec.7-80-101, et seq.,
C.R.S. (or any corresponding provisions of succeeding law), and all references to specific sections thereof shall include any amended or successor provisions thereto;

(b) "Affiliate" means any Person directly or indirectly controlling, controlled by, or under common control with another Person. "Control," "controlled" and "controlling" means the power to direct or cause the direction of the management and policies of a Person.

(c) "Agreed Value" with respect to any single Unit means an amount equal to the amount that would be received by the Member or Unit Holder whose Units are being transferred, on a per Unit basis, assuming: (i) all Company assets including its intangible assets, were sold for cash equal to their fair market value; (ii) all Company liabilities were satisfied to the extent required by their terms; and (iii) the net assets of the Company were distributed to all Members and Unit Holders pursuant to Article XII hereof. For purposes of clarification, because the Agreed Value of a Member's or Unit Holder's Units takes into consideration the Contribution Account, Preference Account, and Capital Account applicable to such Units, the Agreed Value per Unit for one Member or Unit Holder may not necessarily be the same as the Agreed Value for another Member or Unit Holder. For purposes of this definition, the "fair market value" of each Company asset is the highest price available in an open and unrestricted market between informed, prudent parties, acting at arm's length and under no compulsion to act, expressed in terms of money or money's worth, as would be evidenced by a written offer to purchase such asset by an unrelated third-party, and will disregard any value that might be assigned by a purchaser with a special interest. If the transferor and transferee of a Unit cannot agree as to the fair market value of any Company asset, then the fair market value of such asset shall be its Appraised Fair Market Value.

(d) "Appraised Fair Market Value" of any Company asset means the fair market value of such asset determined by an independent appraiser mutually selected by the transferor and transferee. If the transferor and transferee of a Unit cannot mutually select an appraiser, within 21 days of the event triggering the need for an appraisal, then the transferor and transferee shall each identify one appraiser by written notice to the other party. The appraisers so selected shall independently appraise the asset(s) in dispute within 48 days of their selection. Within 14 days of the date written notice of completion of both appraisals, the parties shall meet and discuss the appraisals to determine a mutually acceptable valuation. If there is no agreement, then the identified appraisers shall mutually select a third appraiser, who shall independently appraise the asset(s) in dispute within 35 days of the date of selection and whose appraisal shall be controlling upon the affected parties. If either the transferor or transferee fails to timely identify an appraiser, or an appraiser fails to meet the appraisal deadline, such failure shall be deemed a waiver of the failing party's rights under this section, and the appraisal of the appraiser who was timely identified, or who timely appraised, shall appraise the asset(s) in dispute. The transferor and transferee shall pay for the fees and costs incurred with respect to their identified appraiser. Transferor and transferee shall equally divide the fees and costs of any third appraiser selected by the parties' appraisers, in the event the parties are unable to agree on the value of the asset(s) in dispute, as more fully described above.

(e) "Board" or "Board of Directors" means a governing board, comprised of the Directors, functioning in substantially the same manner as a board of directors of a corporation, being delegated the power and authority such that the business and affairs of the Company shall be generally managed by the Board of Managers as more particularly set forth in Article 4.2.

(f) "Budget" means the budget for the operation of the Company and any operating subsidiaries approved as part of the Business Plan in the manner required by this Agreement, which, so long as the over Budget is not exceeded by more than five percent (5%) and no line item is exceeded by more than ten percent (10%), after application of any contingency provided and/or cost savings achieved, such expenditures shall be deemed compliant with the Budget. Projected costs and expenses of the Company shall not be included in the Budget.

(g) "Business Day" means any day that is not a Saturday, Sunday, or "legal holiday" as more fully described in Colorado Rule of Civil Procedure 6(a)(2).

(h) "Business Plan" means the operating plan for the Company and any operating subsidiaries approved in the manner required by this Agreement. So long as actions do not cause a substantial variance from the provisions which are part of the Business Plan, such actions shall be deemed in compliance therewith.

(i) "Capital Account" means the Capital Account which shall be maintained for each Class A Member in accordance with the provisions of Treas. Reg. Section 1.704-1.

(j) "Capital Contribution" means any contribution to the capital of the Company, whenever made.

(k) "Claims" is defined in Article 8.3(a)

(l) "Class A Co-Seller" is defined in Article 11.9.

(m) "Class A Director" is defined in Article 4.4.

(n) "Class A Member" means a Member who owns one or more Class A Units and for whom a Capital Account is established.

(o) "Class A Percentage Interest" means, at any particular time, the percentage interest of each Class A Member or Class A Unit Holder of the Company determined with respect to a particular Class A Member or Class A Unit Holder by dividing the number of Class A Units owned by such Class A Member or Class A Unit Holder by the aggregate number of outstanding Class A Units.

(p) "Class A Units" means Units designated as Class A Units by this Agreement.

(q) "Class A Unit Holder" means a Person who owns Class A Units of the Company but who is not a Class A Member, including, except as otherwise provided herein, a Class A Member who becomes a Withdrawn Member.

(r) "Class A Withdrawal Purchase Option" is defined in Article 10.4(b)(i).

(s) "Class A Withdrawal Purchase Option Notice" is defined in Article 10.4(c)(i).

(t) "Class B Member" means a Member who owns one or more Class B Units.

(u) "Class B Percentage Interest" means, at any particular time, the percentage interest of each Class B Member or Class B Unit Holder of the Company determined with respect to a particular Class B Member or Class B Unit Holder by dividing the number of Class B Units owned by such Class B Member or Class B Unit Holder by the aggregate number of outstanding Class B Units.

(v) "Class B Units" means Units designated as Class B Units by this Agreement.

(w) "Class B Unit Holder" means a Person who owns Class B Units of the Company but who is not a Class B Member, including, except as otherwise provided herein, a Class B Member who becomes a Withdrawn Member.

(x) "Code" means the Internal Revenue Code of 1986, as amended from time to time. All references herein to sections of the Code include any corresponding provision or provisions of succeeding law.

(y) "Company" means Seed Equity Properties, LLC, a Colorado limited liability company.

(z) "Company Property" means assets owned by the Company, whether tangible  orintangible, which may be more particularly identified on Exhibit B to this Agreement.

(aa) "Company Withdrawal Purchase Option" is defined in Article 10.4(b)(ii).

(bb) "Company Withdrawal Purchase Option Notice" is defined in Section 10.4(c)(ii). (cc) "Compliance Committee" is defined in Article 4.11.
(dd) "Confidential Information" means: (i) the terms of this Agreement (except as contemplated in Article 4.3); (ii) information that the Company (or one of its subsidiaries) maintains in confidence from third parties; (iii) information that the Person knows to be proprietary to the Company or one of its subsidiaries, Members, Unit Holders, Directors, or Manager; (iv) financial information relating to the Company, its subsidiaries, to the Members, Unit Holders, Directors, or Manager; (v) information relating to the Company's (or its subsidiaries') marketing and business plans and strategies; (vi) information concerning the methods of providing the Company's (or its subsidiaries') services; (vii) information in Company (or subsidiary) personnel files and similar files relating to the Company's (or its subsidiaries') Members, Unit Holders, Directors, Manager, officers, and employees; (ix) information entrusted to the Company (or its subsidiaries) in confidence by third parties; and (x) information reasonably designated by Manager or any Director as Confidential Information.

(ee) "Contribution Account" of a Class A Member or Class A Unit Holder means, at any given time, an amount equal to the excess, if any, of: (i) the aggregate amount of Capital Contributions made by such Person less (ii) the aggregate amount of distributions previously distributed to such Person, at such point in time, pursuant to Article 5.1 (a) and Article 12.2(c).

(ff) "Covered Person" means a Member, a Unit Holder, a Manager, a Director or an Affiliate of any of them, and, directly or indirectly, the respective officers, directors, shareholders, partners, members, trustees, beneficiaries, employees, representatives or agents of a Member, a Unit Holder, a Manager, or an Affiliate of any of them.

(gg) "Damages" is defined in Article 8.3(a).

(hh) "Default Interest Rate" means the lesser of :(i) the rate per annum equal to "The Wall Street Journal Prime Rate of Interest" as quoted in the Money Rates section of The Wall Street Journal; or (ii) eight per cent (8%) per annum.
(ii) "Depreciation" means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if such depreciation, amortization or other cost recovery deductions with respect to any such asset for federal income tax purposes is zero for any Fiscal Year,
Depreciation shall be determined with reference to the asset's Gross Asset Value at the beginning of such year using any reasonable method reasonably selected by the Board.

(jj) "Directors" means those persons serving on the Board as further provided  inArticle IV hereof.

(kk) "Disabling Conduct" means a material violation of this Agreement by acts of gross negligence, embezzlement, fraud, or willful misconduct, after notice and an opportunity to cure and/or contest same as provided elsewhere herein.

(ll) "Disposing Class A Member" is defined in Article 11.4(b). (mm)  "Disposing Class B Member" is defined in Article 11.4(b).
(nn) "Disposing Member" means either a Disposing Class A Member or a Disposing Class B Member, as the case may be.

(oo) "Disposition Notice" is defined in Article 11.4(b).
(pp) "Effective Date" is defined in the opening paragraph to this Agreement. (qq) "FCPA" means the United States Foreign Corrupt Practices Act of 1977, as
amended and in effect from time to time, or the corresponding provisions of any successor statute, and the rules and regulations promulgated thereunder.

(rr) "Fiscal Year" means the Company's taxable year, which shall be a calendar year except as otherwise required by law.

(ss) "IRS" means the Internal Revenue Service.

(tt) "Losses" is defined in Section A1 of Appendix A.

(uu) "Majority of the Board" means the consent of Directors comprising more than fifty-percent (50%) of the total number of Directors on the Board.

(vv) "Majority-in-Interest of the Members" or "Majority-in-Interest" means the written consent of Members whose Percentage Interest exceeds fifty percent (50%), which consent, except as otherwise provided herein, may be given in such Member's sole and absolute discretion.

(ww) "Majority-in-Interest of the Class A" means the consent of Class A Members and Class A Unit Holders whose Class A Percentage Interest exceeds fifty- percent (50%).

(xx) "Majority-in-Interest of the Class B" means the consent of Class B Members whose Class B Percentage Interest exceeds fifty- percent (50%).

(yy) "Manager" means Budding Equity Management, Inc., a Colorado corporation, until such Person is no longer the Manager, and each other Person who becomes Manager of the Company in accordance with this Agreement, until such Person is no longer a Manager.

(zz) "Marital Dissolution Notice" is defined in Article 10.5(b).

(aaa) "Marital Dissolution Purchase Notice" is defined in Article 10. 5(c).

(bbb) "Member(s)" means (i) the Members executing this Agreement or a counterpart hereof, until such time, if any, that any such Member becomes a Withdrawn Member; (ii) any Person acquiring Units directly from the Company in accordance with this Agreement until such time, if any, that any such Person becomes a Withdrawn Member; and (iii) any Person who acquires Units in the Company pursuant to a Permitted Transfer and who is deemed, or is admitted as, a Substitute Member until such time, if any, that such Person becomes a Withdrawn Member.

(ccc)   ''Net Available Cash Flow" means, with respect to any period, the Company's  gross cash receipts derived from any source whatsoever (not including Capital Contributions), reduced by the portion thereof used to pay or establish reasonable reserves for all Company expenses, including, but not limited to, debt payments and accrued interest, contingencies, proposed acquisitions and payment of indemnities pursuant to the provisions of this Agreement, all as reasonably determined by the Manager pursuant to Article 4.1. "Net Available Cash Flow" shall not be reduced by depreciation, amortization, cost recovery deductions, or similar allowances.

(ddd) "Percentage Interest" means at any particular time the percentage interest of each Member or Unit Holder of the Company determined with respect to a particular Member or Unit Holder by dividing the number of Units owned by such

Member or Unit Holder by the aggregate total number of Units then outstanding (the combined number of outstanding units of all Classes).

(eee) "Permitted Transfer" means a transfer as defined in Article 11 .2.

(fff) "Person" means any individual, firm, corporation, partnership. limited liability company, trust, estate, association, or other legal entity.

(ggg) "Proceeding" is defined in Article 8.3(a).

(hhh) "Profits" "Profits" or "Losses" means, for each Fiscal Year or other period, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Code section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code section 703(a)(1) shall be included in taxable income or loss).

(iii) "Recipient" is defined in Article 13.15(b).

(jjj) "REIT" means a real estate investment company as defined under Sections 856- 860 of the Code.

(kkk) "REIT Rules" means those provisions of the Code, Regulations and proposed regulations promulgated thereunder, any Revenue Rulings or Procedures issued by the Service and any administrative rulings or court decisions respecting the requirements and conditions of the qualification and taxation of REITs.

(lll) "Regulations" or "Treas. Reg." means the regulations issued by the United States
Department of the Treasury under the Code. (mmm) "Sale Notice" is defined in Article 11.9. (nnn) "Seller" is defined in Article 11.9.
(ooo) "Special Purchase Right Upon Marital Dissolution" is defined in Article 10.5(a).

(ppp) "Substitute Member" means a Person who acquires Units from a Member and who satisfies all of the applicable conditions set forth in this Agreement, including, but not limited to the applicable provisions set forth in Articles 11.3 and 11.5 hereof.

(qqq) "Taxing Jurisdiction" means any federal, state, local or foreign government that collects tax, interest, and penalties, however designated, on any Member's share of income or gain attributable to the Company.

(rrr) "Tax Matters Partner" is defined in Article 9.3(d).

(sss) "Transfer" means, when used as a noun, any assignment, conveyance, disposition, sale, gift, or other transfer, and when used as a verb, to assign, convey, dispose of, gift, sell, or otherwise transfer, in each case, whether voluntarily or involuntarily, directly or indirectly.

(ttt) "Unit" means the economic interest in the Company acquired by a Member or unit
Holder representing the economic rights of a member or Unit Holder and the Member's or Unit Holder's permitted assignees and successors to share in the distributions of cash and other property from the Company pursuant to the Act and this Agreement, together with the Member's or Unit Holder's distributive share of the Company's Profits and Losses.

(uuu) "Unit Holder" means a Person who owns Units of the Company but who is not a Member, including, except as otherwise provided herein, a Member who becomes a Withdrawn Member.

(xv) "Withdrawal Event" means the occurrence of any of the following events:

a. A Member voluntarily withdraws from the Company;

b. A Member does any of the following:

i. Makes an assignment for the benefit of creditors;

ii. Files an voluntary petition in bankruptcy;

iii. Is adjudicated as bankrupt or insolvent;

iv. Files a petition or answer seeking the Member's own reorganization, arrangement, composition, readjustment, liquidation, or similar relief under any statute, law, or rule;

v. Files an answer or other pleading admitting or failing to contest the material allegations of a petition field against the Member in a bankruptcy, insolvency, reorganization, or similar proceeding;

vi. Seeks, consents, or acquiesces in the appointment of a trustee, receiver, or liquidator of the Member or any substantial part of the Member's property;

c. If such Member is a natural person: (i) such Member's death; or (ii) entry of an order or judgment by a court of competent jurisdiction adjudicating such Member incompetent to manage such Member's affairs or estate, such as an order appointing a conservator for such Member;

d. If such Member is acting as a Member by virtue of being a trustee of a trust, the termination of the trust, but not merely the substitution of a new trustee;

e. If such Member is a general or limited partnership, the dissolution and winding up of the partnership;

f. If such Member is a corporation, the filing of articles of termination, certificate of dissolution, or its equivalent for the corporation or revocation of its charter;

g. If such Member is an estate, the distribution by the fiduciary of the estate's entire interest in the Company;

h. If such Member is a limited liability company, the filing of articles of dissolution or termination or their equivalent for the foreign or domestic limited liability company.

(www) "Withdrawn Member" means a Member following the occurrence of a Withdraw
Event with respect to that Member

(xxx) "Withdrawal Notice" is defined in Article 10.4(a),

ARTICLE II FORMATION OF THE COMPANY

2.1 Formation. The Company was formed pursuant to the Act effective upon the filing of the Articles of Organization with the Colorado Secretary of State. The Manager shall execute and acknowledge any and all certificates and instruments and do all filing, recording, and other acts as may be necessary or appropriate to comply with the requirements of the Act relating to the formation, operation, and maintenance of the Company in accordance with the terms of this Agreement, and, to the extent necessary, each Member and Unit Holder shall execute and acknowledge any such instruments or acts as reasonably requested by the Manager.

2.2 Name. The name of the Company is SEED EQUITY PROPERTIES, LLC and the business of the Company shall be carried on in this name with such variations and changes as the Manger deems necessary and appropriate, including to comply with requirements of the jurisdictions in which the Company's operations are conducted.

2.3 Purposes and Powers. The Company is authorized to, and shall be engaged in the business of making loans in furtherance of the acquisition and development of real property. Subject to approval of the Board, the Company may form additional wholly- owned subsidiaries to provide additional related services within the same industry; provided, however, the pursuit of any new business ventures unrelated to the industry described above shall require the approval by a Majority in Interest of the Class A Members.

2.4 Known Place of Business. The Company's known place business shall be located at 1660
S. Albion St., Suite 321, Denver, CO 80222. The Manager may change the location of the Company's known place of business.

2.5 Registered Agent. The name and address of the Company's Registered Agent for service of process on the Company in the State of Colorado is: N. Nora Nye, Esq. 1660 S. Albion St., Suite 321, Denver, CO 80222.

2.6 Authorization to do Business Outside Colorado; Filings. The Manager is authorized to execute, shall execute, shall cause to be filed, and is authorized to take and shall take any and all other actions as the Manager and attorney(s) for the Company deem reasonably necessary to prefect and maintain the Company as a limited liability company qualified and authorized to do business in good standing in every jurisdiction that the Manager deems necessary for the business of the Company. And, to the extent necessary, each Member and Unit Holder shall execute and acknowledge any such instruments or acts as reasonably requested by the Manager.

2.7 Term. The Company's term commenced upon the filing of the Articles of Organization and is perpetual, unless earlier terminated in accordance with Article XII hereof or in accordance with the Act.

2.8 Company Classification. The Members intend that the Company always be operated as a corporation and in a manner consistent with its treatment REIT under the Code and REIT Rules for federal and state income tax purposes. The Members also intend that the Company not be operated or treated as a partnership for purposes of Section 303 of Title 11 of the United States Code (relating to bankruptcy). The Members intend for the Company to qualify as a REIT under the relevant provisions of the Code. The Members intend for the Company to follow the REIT Rules in order to qualify as a REIT and to maintain such status for the life of the Company, once such status is realized. However, the foregoing sentence notwithstanding, the Manager, with consent of a majority of the Board may revoke or terminate the Company's REIT election/qualification in the event that the Board and the Manager determine that it is no longer in the Company's best interest to continue to qualify and operate as a REIT.  The Company is not a partnership for purposes of any state law partnership act or limited partnership act and the Members are not partners for the purposes of such acts.

ARTICLE III CAPITAL CONTRIBUTIONS

3.1 Capital Contributions. The Class A Members of the Company contributed or caused to be contributed to the capital of the Company with the property, services, or cash identified in Exhibits A and B attached hereto.

3.2 Additional Capital Contributions.

(a) If the Board and a Majority in Interest of the Class A agree, in each instance in the sole absolute discretion of each applicable Person, then the holders of Class A Units may make, but shall not be obligated to make an additional Capital Contribution to the Company in an aggregate amount to be agreed upon by the Board and the Majority in Interest of the Class A; provided, however, if Company and the operating subsidiaries have incurred material operating losses not provided for in the Business Plan and Budget at or prior to the time any such additional Capital Contributions are sought, approval of such additional Capital Contributions shall also require the approval of each of the Class A Directors. Upon payment of such additional Capital Contribution, the Company shall issue additional Class A Units to each contributing Person, each new Class A Unit issued for its fair market value. The fair market value of an additional Class A Unit issued pursuant to paragraph shall be determined by dividing the Company's fair market value immediately prior to such additional capital contribution by the number of units outstanding immediately prior to such issuance. The Company's fair market value shall be reasonably determined by the Board. Immediately before issuing Class A Units, the Gross

Asset Value of the Company's assets will be adjusted in a manner provided under subsection (b) of the definition of Gross Asset Value in Appendix A hereof, and each Member's and Unit Holder's Capital Account will reflect such adjusted Gross Asset Value as required under Regulations Sec.1.704-1(b)(iv). Each Class A Unit Holder's Contribution Account shall also be adjusted.

(b) If the holders of a Majority in Interest of Class A do not approve any requested additional Capital Contribution, and a Majority of the Board, together with the concurrence of each Class A Director, determines that an additional Capital Contributions are needed to enable the Company to conduct its business, in such event the Board may authorize issuance of additional Units, and the Board will determine the rights to be granted the additional Units and will give notice to the Members in writing at least 30 days before the date on which the Members may make such additional capital contributions. Without the approval of a Majority in Interest of the Class A Members, no such issuance shall affect the rights of the Class A Members as to distribution priorities. The notice shall set for the amount of additional Capital Contributions needed, the purpose for which such contributions are needed, and the date by which the Members may contribute such additional amounts. No Member shall be required to make any such additional Capital Contribution. Upon payment of the additional Capital Contribution, the Company shall issue additional non-Class A or B Units to each contributing member, each new Unit issued for its fair market value. The fair market value of such non-Class A or B Units issued pursuant to this paragraph shall be determined by dividing the company's fair market value immediately prior to such additional Capital Contribution by the number of non-Class A or B Units outstanding immediately prior to such issuance. The Company's fair market value shall be reasonably determined by the Board after consulting with either an independent appraiser reasonably selected by the Board or the Company's accountants or financial advisors, if any. In addition, immediately before issuing such additional Units, the Gross Asset Value of the Company's assets will be adjusted in the manner provided under subsection (b) of the definition of Gross Asset Value in Appendix A hereof, and each Member's and Unit Holder's Capital Account will reflect such adjusted Gross Asset Value as required under Regulations Sec.1.704-1(b)(iv).

3.3 Units. Unless increased by the Board, the total number of Units of the Company (all classes collectively) shall be five million, one hundred (5,000,100) Units, consisting of 100 Class A Units and Five Million (5,000.000) Class B Units. The name and address of each Member or Unit Holder and the number and Class of Units held by each of them is set forth on Exhibit A hereto. Such list shall reflect any additional Units issued by the Company, any Units transferred in accordance with this Agreement and any Person admitted as a Member. Members and Unit Holders shall advise the Company of any change in address. Any reference to Exhibit A in this Agreement means Exhibit A as amended to reflect any changes in the information specified herein. The Manager shall be authorized to issue certificates reflecting the number of Units held by each Member or Unit Holder of the Company set forth on Exhibit A.

3.4 Use of Capital Contributions. All Capital Contributions shall be expended only in furtherance of the business purpose(s) of the Company, as set forth in Article 2.3 hereof.

3.5 No Unauthorized Withdrawals of Capital Contributions. No Member or Unit Holder shall have the right to withdraw or to be repaid any of such Person's Capital Contributions, except as specifically provided in this Agreement.

3.6 Return of Capital. No Member or Unit Holder shall be entitled to the return of that
Member's or Unit Holder's Capital Contributions. No Manager or member thereof, nor Member shall have personal liability for the repayment of the Capital Contributions made by any Member or Unit Holder, it being agreed that any return of Capital Contributions or distributions shall be made solely from the assets of the Company.

3.7 Third-Party Rights. Nothing contained in this Agreement is or will be deemed to benefit any creditor of the Company, nor will any creditor of the Company be entitled to require the Manager to solicit or demand Capital Contributions from any Member or Unit Holder.

3.8 Pre-Emptive Rights.

(a) The Company hereby grants to each Class A Member a preemptive right to purchase its proportionate share, based on such Class A Member's Contribution Account balance, of any Class A Units which the Company may, from time to time, propose to sell and issue, subject to the terms and conditions set forth below.

i. If the Company intends to issue and sell additional Class A Units, and such issuance is by a Majority-In-Interest of the Class A, the Company shall give each Class A Member notice of such intention, describing the general terms and conditions upon Company proposes to effectuate such issuance, including the purchase price for such additional Class A Units and the closing date for the sale and issuance of such Class A Units. Each Class A Member shall have thirty-five (35) days from the date of any such notice to agree to purchase all or part of its proportionate share of such Class A Units, based on the Member's Contribution Account balance, for the price and upon the general terms and conditions specified in the Company's notice by giving written notice to the Company, stating the quantity of Class A Units to be so purchased. If the Class A Members, as a group, have elected to purchase some but not all of the Class A Units within such thirty (30)-day period, those Class A Members that have elected to purchase a portion of the Class A Units shall have an additional fourteen (14) day period to elect to purchase the balance of the Class A Units, which right to purchase shall be allocated among them, proportionately based on their respective Contribution Account balance.

ii. If any Class A Member fails to exercise the foregoing preemptive right with respect to any Class A Units within such initial thirty-five (35)-day period (with any nonresponse by a Member constituting a deemed failure to exercise), the Company may within one hundred twenty (120) days thereafter sell any or all of such Class A Units not agreed to be purchased by the Class A Members, at a price and upon general terms no more favorable to the purchasers thereof than specified in the notice given to each Class A Member pursuant to Article 3.9(a). In the event the

Company has not sold such Class A Units within such one hundred twenty (120) day period, the Company shall not thereafter issue or sell any Class A Units without again first offering such Class A Units to the Class A Members in the manner provided above.

(b) The Company hereby grants to each Member a preemptive right to purchase its proportionate share, based on such Member's Percentage Interest, of any Units which the Company may, from time to time, propose to sell and issue (other than Class A or B Units), subject to the terms and conditions set forth below. The rights granted by this Article 3.8(b) shall not apply to Class A or B Units.

i. If, after receiving any necessary approvals, the Company intends to issue and sell additional Units, the Company shall give each Member written notice of such intention, describing the general terms and conditions upon which the Company proposes to affect such issuance, including the purchase price for such additional Units and the closing date for the sale and issuance of such Units. Each Member shall have thirty-five (35) days from the date of any such notice to agree to purchase all or part of its proportionate share of such Units, based on such Member's Percentage Interest, for the price and upon the general terms and conditions specified in the Company's notice by giving written notice to the Company stating the quantity of Units to be so purchased. If the Members, as a group, have elected to purchase some but not all of the Units within such thirty-five (35)-day period, those Members that have elected to purchase a portion of the Units shall have an additional fourteen (14) day period to elect to purchase the balance of the Units, which right to purchase shall be allocated among them, proportionately based on their respective Percentage Interests.

ii. If any Member fails to exercise the foregoing preemptive right with respect to any Units within such initial thirty-five (35)-day period (with any non-response by a Member constituting a deemed failure to exercise), the Company may within one hundred twenty-six (126) days thereafter sell any or all of such Units not agreed to be purchased by the Members, at a price and upon general terms no more favorable to the purchasers thereof than specified in the notice given to each Member pursuant to this Article 3.8(b). In the event the Company has not sold such Units within such one hundred twenty-six (126) day period, the Company shall not thereafter issue or sell any Units without again first offering such Units to the Members in the manner provided above.

ARTICLE IV
MANAGEMENT AND OPERATION OF THE COMPANY

4.1 Limited Management by Manager.  Except as set forth elsewhere herein, the day-to-day business and affairs of the Company shall be managed by the Manager, as more particularly set forth and limited in Article IV. The Manager shall be selected and appointed by vote of a Majority in Interest of the Class A Members. Subject to this Article IV, and as otherwise specifically stated in this Agreement, the Manager shall have only the discretion with respect to determinations, decisions, consents, approvals, actions and the like to be made or taken by the Company pursuant to and in furtherance of the Business Plan, the Budget, and other day-to-day matters as may arise. Without limiting the generality of the foregoing, in addition to the rights and obligations of the Manager provided for elsewhere in this Agreement. Subject to Article 4.2, the Members hereby authorize the Manager:

(a) To supervise the business of the Company in accordance with and in furtherance of the Business Plan and the Budget, and to make those general, day-to-day decisions regarding the affairs of the Company;

(b) To preside or approve another Person to preside at all Company meetings;

(c) To open accounts in the name of the Company with banks and other financial institutions and to designate, replace, and remove from time to time all signatories on such bank accounts;

(d) To the extent there are excess funds of the Company which, in the Manager's reasonable judgment, are not required in connection with the business of the Company, temporarily invest or cause to be invested such excess funds in United States Treasury obligations, certificates of deposit, or deposit of other obligations of national banks in FDIC insured accounts;

(e) To incur and pay all bills by and behalf of the Company not in excess of the amounts provided in the Business Plan or the Budget and properly incurred in connection with the Business Plan or the Budget;

(f) To comply with or cause to be complied with, all provisions of the Act governing the administration of a limited liability company, including but not limited to filing documents with the Colorado Secretary of State;

(g) To execute on behalf of the Company all agreements, contracts, instruments and documents including, without limitation, checks, drafts, notes and other negotiable instruments, documents providing for the acquisition of the Company's assets, assignments, bills of sale, and any other instruments or documents in connection with the business of the Company, consistent, in each instance with the terms of this Agreement and the Business Plan;

(h) To employ accountants, legal counsel, consultants, independent contractors and other Persons to perform services for the Company and to compensate such Persons from Company funds;

(i) To purchase policies of insurance coverage as the Manager shall determine to be necessary or desirable to protect the Company and/or its assets;

(j) To keep all books of account and other records required by the Company, keep vouchers, statements, receipted bills and invoices and all other records, covering all collections, disbursements, and other data in connection with the Company;

(k) To compromise and settle claims against the Company to the extent not in excess of
$50,000.00;

(l) To confess or cause a confession of a judgment against the Company to the extent not in excess of $50,000.00;

(m) To accomplish and carry out those matters set forth above with respect to any subsidiary of the Company; and

(n) To perform such other and further actions as may be required by the Act, the laws of the State of Colorado, the laws of the United States of America, this Agreement, or any other agreements to which the Company is a party and which arise out of or concern any of the foregoing matters.

4.2 Management by the Board. Except as set forth in Articles 4.1, 4.3, 4.11 or as otherwise provided in this Agreement, the business and affairs of the Company shall be managed by the Board, as more particularly set forth in this Article IV. Subject to Articles, 4.1, 4.3, 4.11 or as otherwise stated in this Agreement, the Board shall have sole and unfettered discretion with respect to all determinations, decisions, consents, approvals, actions, and the like to be made or taken by the Board pursuant to this Agreement or the Act. Without limiting the generality of the foregoing, in additional to the rights and obligations of the Board provided for elsewhere in this Agreement, subject to Article 4.3, the Members hereby authorize the Board:

(a) To supervise the business of the Company and to make those general decisions regarding the affairs of the Company, other than matters considered day-to-day;

(b) To amend, supplement, and/or approve modifications to the Business Plan and/or the Budget as further provided in Article 4.16;

(c) To incur all bills, invoices, and expenses by and on behalf of the Company in excess of the amounts set forth in the Budget and/or Business Plan;

(d) To determine Net Available Cash Flow of the Company or any component thereof;

(e) To determine, in accordance with Article 3.2, the need and amount, if any, of Additional Capital Contributions;

(f) Subject to the necessary approvals provided in Article 3.2, to create, authorize the creation of, or issue additional Units of the Company or admit or cause to the admission of additional or Substitute Members of the Company;

(g) To compromise and settle claims against Company in excess of $50,000.00;

(h) To confess or cause a confession of judgment against the Company in excess of
$50,000.00

(i) To enter into or cause either the Company or any subsidiary to enter any joint venture investment that is within the purpose set forth in Article 2.3 with any unrelated Person;

(j) To perform such other acts as are set forth in this Agreement, or as the Board determines necessary or appropriate in connection with the Company's business;

(k) To guarantee indebtedness for trade accounts incurred in the ordinary course of the
Company's business;

(l) To hire, fire, or change the compensation of executive officers of the Company (or any subsidiary), other than the Manager;

(m) Except for payments to the Manager of the management fee(s) set forth herein, with the concurrence of each Class A Director, make any payment or distribution to any Member other than a pro rata distribution;

(n) With the concurrence of each Class A Director, to lend money to any Member, Manager, or their Affiliate;

(o) To make or approve material amendments, revisions, modifications, and changes to the Business Plan or the Budget;

(p) With the concurrence of each Class A director, to enter into any transaction with any Member (or Affiliate thereof) which transaction shall also require compliance with Article 4.8;

(q) To perform such other acts as set forth in this Agreement, the Act, state or federal law, or otherwise as the Board determines necessary or appropriate in connection with the business of the Company, any subsidiaries and/or Affiliates.

4.3 Prohibited Acts. The Board shall not have authority to do or authorize any of the following acts on behalf of the Company and shall not without the approval of a Majority-in-Interest of the Class A:

(a) Possess Company Property or assign the right of the Company in specific Company Property for any purpose inconsistent with the purpose for which the Company was formed;

(b) Do any act for which the consent of the Members is required by this Agreement and/or the Act;

(c) Terminate, liquidate and wind up the Company, except as otherwise provided in Article 12.1 of this Agreement;

(d) Do any act that would make it impossible to carry on the Company purposes and business of the Company;

(e) Engage in any business activity other than that which is consistent with the Company purposes;

(f) Knowingly perform any act that contravenes the provisions of this Agreement;

(g) To change the principal business of the Company or make a material change to the type or nature of the Business of the Company;

(h) Voluntarily wind up, dissolve or liquidate the Company;

(i) Acquire, merge, or consolidate the Company with another business or acquire substantially all the assets thereof or transfer, dispose of or sell all or substantially all of the Company's assets or business

(j) To sell or cause the sale of all or substantially all of the property of the Company, or to license, pledge, or encumber technology or intellectual property other than in the ordinary course of operations;

(k) To file or cause the filing of a voluntary petition, or consent to the involuntary filing of a petition, in bankruptcy or seek the reorganization or the appointment of a receiver on behalf of Company;

(l) To distribute or cause the distribution of any property in kind in redemption of the Units of any Member, Unit Holder or assignee of either, whether or not in connection with the liquidation of the Company other than an interest redeemed from a former employee or consultant in connection with the cessation of services; and

(m) To guarantee any indebtedness, except for trade accounts incurred in the ordinary course of business.

4.4 Board of Directors.
(a) Number of Directors; Appointment; Meetings. The number of individuals on the Board of Directors shall be fixed at five (5). The identities of the Directors shall be set forth on Schedule 4.4, as amended from time to time to reflect any change. Three (3) of the five (5) Directors shall be appointed by Class A Member, Budding Equity Management, Inc., for as long as such Class A Member owns more than ten percent (10%) of the Class A Units. The Directors appointed by such Class A
Member shall each be a "Class A Director." The remaining two (2) of the five (5) members of the Board of Directors shall be appointed one (1) each by the Class B Members owning the (i) largest and (ii) second largest number of Class B Units, for so long as such Members continue to remain the Class B Members owning the largest and second largest number of Class B Units. Any reference to a specific
Member above shall include such Member's successors and assigns, provided same have been approved as Members as otherwise required by this Agreement. The Board of Directors shall meet at least quarterly, unless otherwise agreed by the Board. Meetings may occur via conference call, video conference, or other electronic means as may be agreed upon by the Board.
(b) Vacancy and Appointment.
i. Any vacancy occurring in the office of any Director appointed by any named Member may be filled only by such Member.

ii. If any Member named in 4.4(a) above, as holding Class A Units, or its approved successors and assigns, ceases to hold the required percentage of Class A Units as set forth above, any vacancy occurring in the office of a Director appointed solely by such Class A Member, as contemplated by Article 4.4(a) shall be filled by a Majority-in-Interest of the Class A Members.

iii. If any Member named in Article 4.4(a) above, as holding Class B Units, or its approved successors or assigns, ceases to hold the requisite percentage of Class B Units, any vacancy occurring the in the office of a Director appointed solely by such Class B Member(s) as contemplated by Article 4.4(a) shall be filled by appointment of such replacement Class B Member(s) holding the requisite percentage of Class B Units, or in the event that no one Class B Member holds the requisite number of Class B Units, by a vote of the Majority-in-Interest of the Class B Members.
(c) Approval and Consent of Board of Directors
i. General. Each Director shall have one (1) vote. Meetings of the Board of Directors may be called by any Director on at least forty-eight (48) hours advance notice. Any Director may appear at a meeting of the Board of Directors by way of proxy, telephone, teleconference, video conference, or other electronic means approved in advance by the Board. A quorum for a meeting of the Board of Directors shall be at least four (4) Directors, of which two shall be Class A Directors.
ii. Majority of the Board. Except as required by the Act, or as specifically set forth in this Agreement, action with or without a meeting of the Board of Directors shall be, in each instance, by a consent of the majority of the Board. Any reference in this Agreement to action or approval by or of the Board shall mean such action or approval was authorized by a vote of the Majority of the Board. A proxy may be appointed in writing by any Director, and any Person, including another Director may serve as a proxy for an appointing Director. Except as set forth in Article 4.1, the Board shall have the power to delegate, in writing, to the Manager, such rights and powers to manage and control the business and affairs of the Company as are possessed by the Board. Such delegation may be provided or revoked in writing in the Board's sole and absolute discretion.

4.5 Salary and Expenses. Each director shall be reimbursed for his or her reasonable expenses incurred in rendering services to the Company in his or her capacity as a Director of the Company. Except as approved by a Majority in Interest of the Class A Members and provided in the immediately preceding sentence, no Director shall receive compensation for rendering services to the Company.

4.6 Manager, Tenure, Qualifications, and Manner of Acting. Each Manager and each Director shall hold office until the earlier of his or her resignation, removal, or replacement. No Manager or Director shall be required to be a resident of the State of Colorado.

4.7 No Exclusive Duty to Company. The Manager and Directors shall not be required to serve the Company as the Manager's or Director's sole and exclusive function. The Manager and Directors may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member or Unit Holder, nor any Person who is directly or indirectly affiliated with or related to any of them shall have any right, by virtue of this Agreement, to share or participate in such other activities of the Manager or Directors or to the income or proceeds derived therefrom.

4.8 Transactions with Affiliates. The Board, with the concurrence of each Class A Director, may cause the Company to enter into transactions with a Director or Persons affiliated with or related to a Director as long as the terms of such transaction(s) are similar to those that would result from arm's length negotiations with unaffiliated or unrelated third parties.

4.9 No Obligation to Consider Separate Interests of Members or Unit Holders. The Members and Unit Holders expressly acknowledge that each Director is acting on behalf of the Company, and that except to the extent set forth in this Agreement or as specifically set forth in any ancillary document between each Director and any other Person, the Director is under no obligation to consider the separate interests of the Members or Unit Holders (including, without limitation, the tax consequences to the Members or Unit Holders) in deciding whether to cause the Company to take (or decline to take) any actions which the Director has undertaken in good faith (or, in good faith, declined to take) on behalf of the Company, except as set forth in Article VIII of this Agreement that the Director shall not be liable for monetary damages or otherwise for losses sustained, liabilities incurred, or benefits not derived by Members or Unit Holders in connection with such decision.

4.10 Officers; Committees. The Company may have such officers as are appointed from time to time by the Board. Without limiting the generality of the foregoing, the Company may have a Chairperson, a President, a Chief Executive Officer, a Chief Financial Officer, one or more Vice Presidents and a Secretary, each of whom shall, unless otherwise directed by the Board, have the powers normally associated with such officers of a Colorado corporation. Any number of offices may be held by the same person, as the Board may determine. Unless otherwise provided in the appointment of any officer, each officer shall be chosen for a term which shall continue until such officer's successor shall have been chosen and qualified or such officer's earlier resignation or removal by the Board. The Company shall have such committees as are created from time to time by the Board; provided, however, that the Manager is included on each committee.

4.11 Proxy. Each Director may, in such Director's sole and absolute discretion, grant a proxy to any other Director, entitling such other Director to vote or cause to be voted the first Director's vote on any matters arising under this Agreement. No such proxy shall be valid after the one-year anniversary of the date of such proxy.

4.12 Resignation. Any Director may resign at any time by delivering written notice to the Manager and all other Directors. Such resignation of the Director shall be effective upon receipt notice thereof or at such later time as specified in the notice; and unless specified in the notice acceptance of the resignation shall not be necessary to make it effective. Such resignation shall not affect the Director's rights and liabilities as a Member, if any. However, if a Member is also a Director, then a Withdrawal Event with respect to such Member shall constitute an automatic resignation of such Person from such Person's position as Director.

4.13 Removal. The Manager may be removed only "for cause" by the affirmative vote of a Majority of the Board, after Manager has had the opportunity to arbitrate the existence of "cause" as provided hereunder. "Cause" for purposes of this Agreement shall mean any willful misconduct of the Manager (or its Affiliate) and or any action of fraud or gross negligence of the Manager, which failure or acts are not remedied or corrected within thirty-five (35) days following receipt of direction from the Board.

4.14 Management Fee and Expenses. Manager shall receive a management fee at the prevailing market rate. Manager shall also be reimbursed for its reasonable expenses incurred in rendering services to the Company in its capacity as Manager of the Company.

4.15 Annual Business Plan Adoption/Quarterly Update and Revision. No later than the first day of November of each year, the Manager shall cause the Company to deliver to the Board, for its reasonable approval, a proposed revision to the Business Plan and a proposed revision to the Budget for the development, management, and operation of the Company. Proposed revisions to the Business Plan and Budget shall identify and set for the Manager's best estimates, after due consideration, of all revenue, costs, and expenses. If the Board rejects any such proposed revisions to the Business Plan or Budget, the Manager shall cause the Company to promptly amend, revise and resubmit for approval a revised Business Plan and/or Budget, as applicable, making such changes as are necessary to address the known reasons for the disapproval, and the process shall continue in this manner until approved by the Board. Once such proposed revisions are approved by the Board, the revised documents shall constitute the Business Plan and/or Budget as referred to herein. Until the following year's Business Plan and Budget are approved by the Board, the Company shall be managed and operated in accordance with the most recent Business Plan and Budget approved by the Board. The parties acknowledge that the Business Plan and Budget will likely require quarterly updates and revisions, which shall be prepared and proposed by the Manager for approval by the Board.

4.16 Company to Qualify and Maintain REIT Qualifications; Restrictions on Operation of Company Under REIT Rules.

(a) Company to Qualify as REIT. The Members acknowledge that the Company intends to qualify as a REIT under the REIT Rules, and agree that the Company (and any Affiliates or Subsidiaries) shall be operated in a manner that will enable the Company to so qualify; provided, however, in no event shall the foregoing require any loss of voting or decision rights to the Class A Members or result in any adverse effect on the economic rights of the Class A Members. Except as disclosed to the Company the Members (a) shall not fund any Capital Contribution with the 'plan assets' of any 'employee benefit plan' within the meaning of Section 3(3) of the
Employee Retirement Income Security Act of 1974, as amended, or any 'plan' as defined by Section 4975 of the Internal Revenue Code of 1986, as amended.

(b) Restrictions on Company's Operation. Except for Company Property, neither the Company nor its Subsidiaries shall hold any investment, incur any indebtedness or otherwise take any action that would cause any Member of the Company (or any Person holding an indirect interest in the Company through an entity or series of entities treated as partnerships for U.S. federal income tax purposes) to realize any "unrelated business taxable income" as such term is defined in Code Sections 511 through 514, unless specifically agreed to by a Majority-in-Interest of the Board,  inwriting. No Manager or Member shall be liable for any income or other taxes, damages, costs or expenses incurred by the Company or any Member by reason of the recognition by the Company of UBTI, unless caused by its own willful misconduct or gross negligence and not related to the Company Property.
(c) Company Prohibited from Engaging in REIT Prohibited Transactions. The Company (and any direct or indirect Subsidiary of the Company) may not engage in any activities or hold any assets that would constitute or result in the occurrence of a REIT Prohibited Transaction as defined herein. Notwithstanding anything to the contrary contained in this Agreement, during the time the Company maintains its status as a REIT or another REIT is a Member of the Company, none of the Company, any direct or indirect Subsidiary of the Company, nor any Member of the Company shall take or refrain from taking any action which, or the effect of which, would constitute or result in the occurrence of a REIT Prohibited Transaction by the Company or any direct or indirect Subsidiary thereof, including without limiting the generality of the foregoing, but in amplification thereof:

i. Entering into any lease, license, concession or other agreement or permitting any sublease, license, concession or other agreement that provides for rent or other payment based in whole or in part on the income or profits of any person, excluding for this purpose a lease that provides for rent based in whole or in part on a fixed percentage or percentages of gross receipts or gross sales of any person without reduction for any costs of the lessee (and in the case of a sublease, without reduction for any sublessor costs);

ii. Leasing, as a lessor, personal property, excluding for this purpose a lease of personal property that is entered into in connection with a lease of real property where the rent attributable to the personal property is less than fifteen percent (15%) of the total rent provided for under the lease;

iii. Acquiring or holding any debt investments, excluding for these purposes "debt" solely between wholly-owned Subsidiaries of the Company, unless (1) the amount of interest income received or accrued by the Company under such loan does not, directly or indirectly, depend in whole or in part on the income or profits of any person, and (2) the debt is fully secured by mortgages on real property or on interests in real property. Notwithstanding anything to the contrary herein, in the case of debt issued to the Company by a
Subsidiary which is treated as a "taxable REIT subsidiary" of the REIT Member, such debt shall be secured by a mortgage or similar security interest, or by a pledge of the equity ownership of a subsidiary of such taxable REIT subsidiary;

iv. Acquiring or holding, directly or indirectly, more than ten percent (10%) of the outstanding securities of any one issuer (by vote or value) other than an entity which either (1) is taxable as a partnership or a disregarded entity for United States federal income tax purposes, (2) has properly elected to be a taxable REIT subsidiary of the REIT Member by jointly filing with REIT, IRS Form 8875, or (3) has properly elected to be a real estate investment trust for
U.S. federal income tax purposes;

v. Entering into any agreement where the Company receives amounts, directly or indirectly, for rendering services to the tenants of any property that is owned, directly or indirectly, by the Company other than (1) amounts received for services that are customarily furnished or rendered in connection with the rental of real property of a similar class in the geographic areas in which the Property is located where such services are either provided by (A) an Independent Contractor (as defined in Section 856(d)(3) of the Code) who is adequately compensated for such services and from which the Company or REIT Member do not, directly or indirectly, derive revenue or (B) a taxable REIT subsidiary of REIT Member who is adequately compensated for such services or (2) amounts received for services that are customarily furnished or rendered in connection with the rental of space for occupancy only (as opposed to being rendered primarily for the convenience of the Property's tenants);

vi. Entering into any agreement where a material amount of income received or accrued by the Company under such agreement, directly or indirectly, does not qualify as either (1) "rents from real property" or (2) "interest on obligations secured by mortgages on real property or on interests in real property," in each case as such terms are defined in Section 856(c) of the Code;

vii. Holding cash of the Company available for operations or distribution in any manner other than a traditional bank checking or savings account;

viii. Selling or disposing of any property, subsidiary or other asset of the Company prior to (1) the completion of any holding period required under the Code, with such period to begin on the date the Company acquires a direct or indirect interest in such property and begins to hold such property, subsidiary or asset for the production of rental income, and (2) the satisfaction of any other requirements under Section 857 of the Code necessary for the avoidance of a prohibited transaction tax on the REIT; provided, that such restriction shall not affect, restrict or be deemed to modify a Member's right to exercise its buy-sell rights set forth in this Agreement; or

ix. Failing to make current cash distributions to Members each year in an amount which does not at least equal the taxable income allocable to the Members such year.

(d) REIT-Related Restrictions on Acquiring and Transferring Units. In order to maintain our REIT qualification, among other requirements, no more than 50% in value of our outstanding Units may be owned, directly or indirectly, by five or fewer individuals, as defined in the Code to include certain kinds of entities, during the last half of any taxable year, other than the first year for which a REIT election is made. Therefore, Members may not own an aggregate number of Units (of any Class) in excess of the amount permitted under the Code and REIT Rules. Units owned by affiliated owners will be added together for purposes of determining the Unit ownership limit.

ARTICLE V PAYMENTS AND DISTRIBUTIONS

5.1 Distributions of Net Available Cash Flow. Except as provided in Section 12.2 (dissolution of the Company), distributions of Net Available Cash Flow shall be made on at least a quarterly basis (or more frequently as the Board may determine) to the Members, pro rata, in accordance with their Ownership Percentage Interests, or as otherwise required under the Code in order to qualify and maintain the Company's status as a REIT.

5.2 Taxes on Distributions. Members are responsible for the calculation of the amount of tax due on any distributions, and Members are responsible for payment of any taxes due on any distributions.

5.3 Distributions in Liquidation. Following dissolution of the Company and commencement of winding up and the liquidation of its assets, distributions to the Members shall be governed by Article 12.2.

5.4 No Amounts Withheld. Except as otherwise required by this Agreement or order of a court of competent jurisdiction, the Company shall not withhold any amounts from distributions paid to Members for taxes or any other purposes, but shall distribute the entire amount of any distribution to the Member.

5.5 General Distribution Rules.

(a) For purposes of determining the Members entitled to receive a distribution, the date on which the Manager determines to make such distribution shall be the record date for such determination.

(b) Except as otherwise set forth in this Agreement, the Company shall not distribute any asset other than cash without the unanimous consent of a Majority in Interest of the Class A Members, consent of the Board, and consent of the Manager. No Member may be compelled to accept a distribution of any asset in kind from the Company to the extent that the percentage of the asset distributed to such Member differs from the Member's Percentage Interest.

(c) No distribution shall be made by the Company to the extent that, after giving effect to the distribution, the liabilities of the Company would exceed the fair market value of the Company's assets.

(d) All distributions to the Members are subject to set-off by the Company for any amount owed the Company by the Member or any assignor of such Member, other than amounts owed by any Member in the ordinary course of business operations with the Company.

(e) No distributions shall be made if the Company fails to qualify as a REIT nor any distributions made which are not permitted under the Code provisions applicable to REITs.

5.6 Inclusion of Unit Holder. Except as otherwise provided herein, the term "Member" for purposes of this Article V only, shall include a Unit Holder.

ARTICLE  VI ALLOCATION OF PROFITS AND LOSSES

6.1 Profit and Loss Allocations.
(a) Profits. After making any special allocations required under Appendix A, Profits shall be allocated among the Members (and credited to their respective capital accounts) in the following order and priority:
i. First, to the Members, pro rata, in accordance with the amount of Losses being offset, until the cumulative Profits allocated pursuant to this Article are equal to the cumulative Losses, if any, previously allocated to the Members pursuant to Article 6.1(b)(iii) for all prior periods; and

ii. Thereafter, to the Members, pro rata, in accordance with their respective Percentage Interests, until the cumulative Profits allocated pursuant to this Article are equal to (1) the cumulative Losses under Article 6.1(b)(iii) that were applied to offset Profits previously allocated under this Article 6.1(b)(ii), with such Profits being allocated against prior Losses on a last- in-first-out basis, and (2) the amounts received by such parties pursuant to Article 5.1(b) above.
(b) Losses. After making any special allocations required under Appendix A, Losses for each Fiscal Year (and each loss and deduction entering into the computation thereof) shall be allocated among the Members (and charged to their respective Capital Accounts) in the following order and priority:
i. First, to the Members, pro rata, in accordance with the amount of Profits being offset, until the cumulative Losses allocated pursuant to this Article are equal to the cumulative Profits, if any, previously allocated to the Members pursuant to Article 6.1(a)(ii) for all prior periods in proportion to the Members' respective shares of the Profits being offset; and

ii. Thereafter, if any, to the Members, pro rata, in accordance with their Contribution Account balances as of the end of the period to which the allocation of Losses under this Article relates to Members, pro rata, in accordance with their Percentage Interests, in the manner as to amounts as provided in Article 5.1(b) above.

iii. Losses allocated hereunder shall not exceed the maximum amount of Losses that can be so allocated without causing an Adjusted Capital Account Balance deficit with respect to such Capital Account. This limitations shall be applied individually with respect to each Member un order to permit the allocation pursuant to this Article of the maximum amount of Losses permissible under Regulations Sec.1.704-1(b)(2)(ii)(d), All losses in excess of the limitation set forth in this Article, shall be allocated solely to those Members that bear the economic risk for such additional Losses within the meaning of Code Sec.704(b) and the Regulations thereunder. If its necessary to allocate Losses under the preceding sentence, then the Board shall, in accordance with the Regulations promulgated under Code Sec.704(b), determine the Members that bear the economic risk of such additional Losses.
(c) Allocations Relating to Last Fiscal Year (and Open Years). Notwithstanding Articles 6.1(a) and (b), if upon the dissolution and termination of the Company pursuant to Article XII, and after all other allocations provided for in Articles 6.1(a) and (b) have been tentatively made (as if this Article 6.1(c) did not exist in this Agreement), a distribution pursuant to Article 12.2(d) would be different from a distribution to the members pursuant to Article 6.1(d), then Profits (and items thereof) and Losses (and items thereof) for the Fiscal Year in which the Company dissolves and terminates pursuant to Article XII, shall be allocated among the members in a manner such that the Capital Account of each Member, immediately after giving effect to such allocation, is, as nearly as possible, equal (proportionately) to the amount of the distributions that would be made to such Member during such Fiscal Year pursuant to Article 6.1(d). The Board may, in its discretion, apply the principles of this Article 6.1(c) to any Fiscal Year preceding the Fiscal Year in which the Company dissolves and terminates (including through application of Code
Sec.706(e)) if delaying the application of the principles of this Article would likely result in distributions under Article XII that are materially different from distributions under Article 6.1(d) in the Fiscal Year in which the Company dissolves and terminates.
(d) Intended Priority of Distributions Upon a Liquidation under Article XII. It is the intent of the Members that allocations pursuant to Article 6.1(c) are made in a manner such that, to the extent possible, the Capital Account of each Member, immediately after giving effect to the allocations under Article 6.1(c), is, as nearly as possible, equal (proportionately) to the amount of the distributions that would be made to such Member during the Fiscal Year of the liquidation to the Members, pro rata, in accordance with their Percentage Interests.

6.2 Tax Allocations.

(a) Except as otherwise provided in Article 6.2(b) hereof, for income tax purposes, all items of income, gain, loss, deduction and credit of the Company for any tax period shall be allocated among the Members in accordance with the allocation of Pro?ts and Losses prescribed in this Article VI.

(b) In accordance with Code Sec.704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value under the Traditional Method as de?ned under Regulations Sec.1.704-3 (b). If the Gross Asset Value of any Company asset is adjusted pursuant to the applicable provisions of the Code, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Sec.704(c) and the Regulations thereunder; provided, however, that unless otherwise determined by the Board, the Manager shall not adopt the Traditional Method with Curative Allocations as de?ned under Regulations Sec.l.704-3(c) or the Remedial Method as de?ned under Regulations Sec.l.704-3(d). Allocations pursuant to this Article 6.2 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital
Account or share of Pro?ts, Losses or other items or distributions pursuant to any other provision of this Agreement.

6.3 Knowledge of Tax Consequences. The Members are aware of the income tax consequences of the allocations made by this Article VI and hereby agree to be bound by the provisions of this Article VI hereto in reporting their distributive shares of the Company's taxable income and loss for income tax purposes.

6.4 Transferor/Transferee Allocations. Income, gain, loss, deduction or credit attributable to any Units that have been transferred shall be allocated between the transferor and the transferee under any method allowed under Code Sec.706 and the Regulations thereunder as agreed by the transferor and the transferee.

6.5 Rights of Unit Holders. Except as otherwise provided herein the term "Member" for purposes of this Article VI shall include a Unit Holder.

ARTICLE VII
LIABILITIES, RIGHTS, AND OBLIGATIONS OF MEMBERS AND UNIT HOLDERS

7.1 Limitation of Liability. Each Member's and Unit Holder's liability for the debts and obligations of the Company shall be limited as set forth in the Act and other applicable law. The provisions of this Article 7.1 shall not be deemed to limit in any way the liabilities of any Member or Unit Holder to the Company and/or to the other Members and Unit Holders arising from a breach of this Agreement.

7.2  Members' Access to Company Records. Upon the written request, any Member (but not any Unit Holder) or such Member's designated representative shall have the right, at any reasonable time to both the Board and such Member, to have access to and may inspect and copy the contents of the Company records required to be maintained pursuant to Section 9. 1, including all information that may be required for investigating and verifying the affairs of the Company and its subsidiaries (if any), and, in each instance, such entity's assets, liabilities, and ?nancial position including, without prejudice to the generality of the foregoing, full and free access to all bank statements, ?nancial records and contracts. The cost of such inspection and copying shall be borne by the requesting Member.

7.3 No Authority to Bind the Company; Management Authority. Unless authorized in writing to do so by this Agreement or by the Board, no Member or Unit Holder or group of Members or Unit Holders shall have any power or authority to bind the Company in any way, to pledge the Company's credit, to render the Company liable for any purpose, or to otherwise engage in the management of the Company.

7.4 Waiver of Action for Partition. Each Member and Unit Holder irrevocably waives during the term of the Company any right that such Member or Unit Holder may have to maintain any action for partition with respect to Company property or other assets of the Company.

7.5 Cooperation With Tax Matters Partner. Each Member and Unit Holder agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably required by the Tax Matters Partner in connection with the conduct of any proceedings involving the Tax Matters Partner.

7.6 Acknowledgment of Liability for State and Local Taxes. To the extent required by the laws of any Taxing Jurisdiction, each Member and Unit Holder requested to do so by the Board shall submit an agreement indicating that such Member or Unit Holder shall make timely income tax payments to the Taxing Jurisdiction and that the Member or Unit Holder accepts personal jurisdiction of the Taxing Jurisdiction with regard to the collection of income taxes, interest, and penalties attributable to the Member's or Unit Holder's income. If a Member or Unit Holder fails to provide such agreement, the Company may withhold or pay over to such Taxing Jurisdiction the amount of tax, penalty, and interest determined under the laws of the Taxing Jurisdiction with respect to such income. Any such payments shall be treated as distributions for purposes of Article V.

7.7 Limitation On Bankruptcy Proceedings. No Member or Unit Holder, without the consent of the Board, shall ?le or cause to be ?led any action in bankruptcy involving the Company.

7.8 Voting Rights. The Members shall have the right to Vote on the matters speci?cally reserved for their approval or consent set forth in this Agreement. Except as otherwise provided, each Member entitled to vote shall have a vote equal to the number of Units that the Member holds in the Company. For purposes of clari?cation, Unit Holders that are not Members shall have no right to vote.

7.9 Voting Procedure. Under any circumstances requiring approval or consent by the Members, such approval or consent shall, except as otherwise provided to the contrary in this Agreement, be given or withheld, in the sole and absolute discretion of the Members, by conveying in writing to the Manager not later than 15 days after such approval or consent was requested by the Manager or Board in a written notice directed to the Members; provided, however, that the Board may require a response within a shorter period, but not less than 5 days after request by the Manager. If the Manager or Board receives the necessary approval or consent of the Members to such action, then the Manager or Board shall be authorized to implement such action without further authorization by the Members.

7.10 Meetings of Members. The Manager or Board may convene a meeting of the Members upon the request of the Manager, Board or any Members or group of Members holding at least ten percent (10%) of the Percentage Interest. Any such meeting shall be held not less than ?ve days following request therefor, nor more than 15 days later than the request for a meeting. Any meeting of Members shall be held at the known place of business of the Company or at such other place as the Board, together with a Majority- in-Interest of the Members shall agree. Any Member may participate in any meeting of Members by means of a conference telephone, video conference, or similar communication equipment. Any action may be taken by the Members without a meeting provided the requisite number of Members provides their prior written approval with respect to such action. For purposes of clari?cation, Unit Holders that are not Members shall have no right to request, attend or otherwise participate in any such meeting.

7.11 Foreign Corrupt Practices Act (FCPA)
(a) Compliance with FCPA. In compliance with the Foreign Corrupt Practices Act, the Board, the Manager, and each Member will not, and will ensure that its officers, directors, employees, shareholders, members, agents and Affiliates, acting on its behalf or on the behalf of the Company or any of its Subsidiaries or Affiliates do not, for a corrupt purpose, offer, directly or indirectly, promise to pay, pay, promise to give, give or authorize the paying or giving of anything of value to any official representative or employee of any government agency or instrumentality, any political party or officer thereof or any candidate for office in any jurisdiction, except for any facilitating or expediting payments to government officials, political parties or political party officials the purpose of which is to expedite or secure the performance of a routine governmental action by such government officials or political parties or party officials. The term "routine governmental action" for purposes of this provision shall mean an action which is ordinarily and commonly performed by the applicable government official in (i) obtaining permits, licenses, or other such official documents which such Person is otherwise legally entitled to; (ii) processing governmental papers; (iii) providing police protection, mail pick-up and delivery or scheduling inspections associated with contract performance or inspections related to transit of goods across country; (iv) providing phone service, power and water supply, loading and unloading of cargo, or protecting perishable products or commodities from deterioration; or (v) actions of a similar nature. The term routine governmental action does not include any decision by a government official whether, or on what terms, to award new business to or to continue business with a particular party, or any action taken by an official involved in the decision making process to encourage a decision to award new business to or continue business with a particular party. Each Member agrees to notify immediately the Board, Manager, and other Members of any request that such Member or any of its officers, directors, employees, shareholders, members, agents or Affiliates, acting on its behalf, receives to take any action that may constitute a violation of the Foreign Corrupt Practices Act.
(b)  "Routine Governmental Action" Defined. The term routine governmental action does not include any decision by a government official whether, or on what terms, to award new business to or to continue business with a particular party, or any action taken by an official involved in the decision making process to encourage a decision to award new business to or continue business with a particular party.
(c) Duty to Notify. Each Member agrees to notify immediately the Board, the Manager, and the other Members of any request that such Member or any of its officers, directors, employees, shareholders, members, agents or Affiliates, acting on its behalf, receives to take any action that may constitute a violation of the Foreign Corrupt Practices Act

ARTICLE VIII
LIABILITY, EXCULPATION AND INDEMNIFICATION

8.1 Liability. Except as otherwise provided by the Act or pursuant to any agreement, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

8.2 Exculpation. No Covered Person shall be liable to the Company or any Member or Unit Holder for any act or omission taken or suffered by such Covered Person in good faith and in the reasonable belief that such act or omission is in or is not contrary to the best interest of the Company and is within the scope of authority granted to such Covered Person by this Agreement; provided, however, that such act or omission does not violate this Agreement nor constitute Disabling Conduct by the Covered Person.

8.3  Indemni?cation.

(a) The Company shall, to the fullest extent permitted by the Act and other applicable law, indemnify, hold harmless and release each Covered Person for, from and against all claims, demands, liabilities, costs, expenses, damages, losses, suits, proceedings and actions, whether judicial, administrative, investigative or otherwise, of whatever nature, known or unknown, liquidated or unliquidated ("Claims"), that may accrue to or be incurred by any Covered Person, or in which any Covered Person may become involved, as a party or otherwise, or with which any Covered Person may be threatened, relating to or arising out of the business and affairs of, or activities undertaken in connection with, the Company, including, but not limited to, amounts paid in satisfaction of judgments, in compromise, or as ?nes or penalties and counsel fees and expenses incurred in connection with the preparation for or defense or disposition of any investigation, action, suit, arbitration or other proceeding (a "Proceeding"), whether civil or criminal (all of such Claims and amounts covered by this Article 8.3 and all expenses referred to in Article 8.3(b), are referred to as "Damages"), except to the extent that it is ultimately determined that such Damages arose from Disabling Conduct by such Covered Person. The termination of any Proceeding by settlement shall not, of itself, create a presumption that any Damages relating to such settlement arose from Disabling Conduct of any Covered Person. Managers, Members and Unit Holders shall not indemnify any Covered Person.

(b) Expenses incurred by a Covered Person in defense or settlement of any Claim that may be subject to a right of indemni?cation hereunder shall be advanced by the Company prior to the ?nal disposition thereof upon receipt of an undertaking by or on behalf of the Covered Person to repay such amount if it is ultimately determined that the Covered Person is not entitled to be indemni?ed hereunder. The right of any Covered Person to the indemni?cation provided herein shall be cumulative with, and in addition to, any and all rights to which such Covered Person may otherwise be entitled by contract or as a matter of law or equity and shall extend to such Covered Person's heirs, personal representatives, successors and assigns.

(c) Promptly after receipt by a Covered Person of notice of the commencement of any Proceeding, such Covered Person shall, if a claim for indemni?cation in respect thereof is to be made against the Company, give written notice to the Company of the commencement of such Proceeding, provided that the failure of any Covered Person to give notice as provided herein shall not relieve the Company of its obligations under this Article Section 8.3 except to the extent that the Company is actually prejudiced by such failure to give notice. In case any such Proceeding is brought against a Covered Person (other than a derivative suit in right of the Company), the Company will be entitled to participate in and to assume the defense thereof to the extent that the Company may wish, with counsel reasonably satisfactory to such Covered Person. After notice from the Company to such Covered Person of the Company's election to assume the defense thereof, the Company will not be liable for expenses subsequently incurred by such Covered Person in connection with the defense thereof. The Company will not consent to the entry of any judgment or enter into any settlement that (i) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Covered Person of a release from all liability in respect to such Claim, or (ii) requires any action (or inaction) by the Covered Person other than: (1) the execution of documents related to such settlement and/or (2) payment of money.

8.4 Restrictions on Indemnification under REIT Rules.

(a) The foregoing sections of this Article XII notwithstanding, as long as the we qualify as a REIT, we may not indemnify an Indemnified Party for losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims and finds that indemnification of the settlement and related costs should be made and the court considering the request has been advised of the position of the Commission and the published position of any state securities regulatory authority in which securities of the Company were offered and sold as to indemnification for securities law violations.

(b) We must advance amounts to an Indemnified Party for legal and other expenses and costs incurred as a result of any legal action for which indemnification is being sought only in accordance with the Company's commercial/general liability (CGL) insurance policies and, as long as the Company qualifies as a REIT, only if all of the following conditions are satisfied: (i) the legal action relates to acts or omissions with respect to the performance of duties or services by the Indemnified Party for or on behalf of the Company; (ii) the legal action is initiated by a third party who is not a Stockholder or the legal action is initiated by a Stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves advancement; and (iii) the Indemnified Party receiving these advances undertakes in writing to repay the advanced funds to the Company, together with interest at the applicable legal rate thereon, if the Indemnified Party is found not to be entitled to indemnification.

ARTICLE IX
BOOKS AND RECORDS; REPORTS; TAX ACCOUNTING; BANKING

9.1 Books and Records. The Manager, at the expense of the Company, shall keep or cause to be kept adequate books and records for the Company (and any subsidiary(ies)) which contain an accurate account of all business transactions arising out of and in connection with the conduct of the Company or such subsidiary (as applicable), and as otherwise required by the Act. The ?nancial books and records of the Company and each subsidiary shall be kept on the method of accounting as determined by the Manager after consulting with the Company's accountants. The Manager, after consultation with the Company's accountants, shall also determine the method of accounting to be followed by the Company and each subsidiary for federal income tax purposes.
Additionally, at the Company's expense, the Manager shall maintain or cause to be maintained the following records at the Company's known place of business, or at such other location determined by the Manager:

(a) A list of the full name and last known business, residence, or mailing address of each Member, Unit Holder Director, and Manager, both past and present;

(b) A copy of the state law formation documents (e.g., articles of organization, certi?cate of formation, annual ?lings, etc.) and any other similar documents for the Company (any each subsidiary, if any) and all amendments thereto;

(c) Copies of the Company's and each subsidiary's currently effective operating agreement and all amendments thereto, copies of any prior agreements no longer in effect, and copies of any writings permitted or required with respect to a Member's or Unit Holder's obligation to contribute cash, property, or services;

(d) Copies of the Company's federal, state, and local income tax returns and reports for the six (6) most recent years;

(e) Copies of ?nancial statements of the Company (and of each subsidiary, if any) for the six (6) most recent years;

(f) Minutes of every meeting of the Board and/or the Members;

(g) Any written consents or approvals obtained from Members or Manager for actions taken by the Board;

(h) Copies of any documents required to be maintained by applicable federal, state, or local laws; and

(i) Any written consents or approvals obtained from Members and/or the Board for actions taken without a meeting.

9.2 Reports to Members. Within a reasonable period after the end of each Fiscal Year, the Manager, at the expense of the Company, may, in its reasonable discretion, cause to be prepared and furnished to each Member (but not any Unit Holder) an annual report containing a balance sheet as of the end of such Fiscal Year and statements of income and expense for the year then ended, in each instance, for the Company (and any subsidiary(ies).

9.3 Tax Matters.

(a) The Manager, Board, Members and Unit Holders intend that the Company shall be operated in a manner consistent with its treatment as a partnership and a REIT for federal and state income tax purposes. The Members and Unit Holders shall not take any action inconsistent with this expressed intent. The Tax Matters Partner shall take no action to cause the Company to elect to be taxed as a corporation pursuant to Regulations Sec.301.7701-3(a) or any counterpart under state law. Each Manager, each Member and each Unit Holder agrees not to make any election for the Company to be excluded from the application of the provisions of Subchapter K of the Code.

(b) The Manager shall cause the accountants for the Company to prepare and timely ?le all tax returns required to be ?led by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. The Manager and/or Board shall instruct the Company's accountants to prepare and deliver all necessary tax returns and information to each Member and Unit Holder within a reasonable period following the end of each Fiscal Year.

(c) The Manager may, with consent of a Majority of the Board and where permitted by the rules of a Taxing Jurisdiction, ?le a composite, combined, or aggregate tax return re?ecting the income of the Company, and pay the tax, interest, and penalties of some or all of the Members and Unit Holders on such income to the Taxing Jurisdiction, in which case the Company shall inform the Members and Unit Holders of the amount of such tax, interest, and penalties so paid.

(d) The Board shall designate a Manager, Director, or Class A Member to be the be the "Tax Matters Partner" of the Company pursuant to Code Sec.6231(a)(7) and Regulations Sec.301.6231(a)(7)-2 (addressing the designation or selection of the tax matters partner for a limited liability company). Any Person so designated as the "tax matters partner" shall receive no compensation (other than compensation, if any, otherwise speci?ed in this Agreement) from the Company or its Members or Unit Holders for its services in that capacity. The Manager is hereby designated as the initial Tax Matters Partner of the Company and shall be authorized and required to represent the Company in connection with all examinations of the Company's affairs by tax authorities (Federal, state and local), including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. The Tax Matters Partner may only be removed if (i) a mediator determines that the Tax Matters Partner has engaged in Disabling Conduct; or (ii) it is reasonably determined by the Manager (or a mediator, if necessary) that a new Tax Matters Partner should be appointed to comply with applicable law.

(e) The Tax Matters Partner may, with respect to the Company, make the election provided under Code Sec.754 of the Code and any corresponding provision of applicable state law.

(f) Each Member and Unit Holder covenants to report all Company items on such Person's income tax return in a manner consistent with the tax return of the Company. However, if a Member or Unit Holder reports a Company item on such Person's income tax return in a manner inconsistent with the tax return of the Company, then such Person shall notify the Manager and the other Members and Unit Holders of such treatment before ?ling such Person's income tax return. If a Member or Unit Holder engages in any such inconsistent reporting, then such Person shall be liable to the Company, and each Member and Unit Holder for any expenses, including professionals' fees, tax, interest, penalties, or litigation costs, that may arise as a consequence of such inconsistent reporting, such as an audit by a Taxing Jurisdiction. The obligations of any Member or Unit Holder set forth in this Article 9.3(f) shall apply on a ?ow through basis and apply to the ultimate bene?cial owners of Units.

9.4 Bank Accounts. All funds of the Company shall be deposited in the name of the Company in an account or accounts maintained with such bank or banks selected by the Board. The funds of the Company shall not be commingled with the funds of any other Person. Checks shall be drawn upon the Company account or accounts only for the purposes of the Company and shall be signed by authorized Persons on behalf of the Company.

ARTICLE X
ADMISSIONS, WITHDRAWALS AND REDEMPTIONS

10.1 Admission of Member. Persons may be admitted as Members as a result of the issuance of Units only with the prior written consent of the Board pursuant to Article 4.2. Additionally, no Person shall be admitted as a Member of the Company after the date of this Agreement as a result of a Transfer of Units, except in accordance with the provisions of this Agreement.

10.2 Right to Withdraw. A Member may withdraw from the Company at any time by mailing or delivering a written notice of withdrawal to the Board. If the withdrawing Member is also a Manager, such Member may withdraw by mailing or delivering a written notice of withdrawal to the Company and to the other Members at their last known addresses set forth in Exhibit A.

10.3 Rights of Withdrawn Member. Upon the occurrence of a Withdrawal Event with respect to a Member, the Withdrawn Member (or the Withdrawn Member's personal representative or other successor if applicable) shall cease to have any rights of a Member, except the right to receive distributions and allocations of Pro?ts and Losses occurring at the times and equal in amounts to those that the Withdrawn Member would otherwise have received or been allocated if a Withdrawal Event had not occurred. For purposes of clarification and illustration only, such Person shall cease to have a right to vote, a right to inspect the books and records of the Company and all other rights afforded Members (as opposed to Unit Holders) under this Agreement. If there are no remaining Members or Unit Holders, distributions and allocations to any Withdrawn Member shall be governed by Article 12.2. A Withdrawn Member who continues to own Units is referred to as a Unit Holder.

10.4 Option to Purchase the Interest of a Member upon a Withdrawal Event.

(a) Within 30 days from the occurrence of a Withdrawal Event with respect to any Member, the Withdrawn Member (or the Withdrawn Member's personal representative or other successor if applicable) shall provide the Company with written notice of the Withdrawal Event ("Withdrawal Notice").

(b) The Members and the Company may respond to such Withdrawal Notice as follows:

i. The Members shall have the option to purchase all, but not less than all, of the Withdrawn Member's Units ("Withdrawal Purchase Option") pursuant to Articles 10.4(c)(i) and 10.4(d).

ii. If the Members fail to exercise the Withdrawal Purchase Option, then the Company shall have the option to purchase all, but not less than all, of the Withdrawn Member's Units ("Company Withdrawal Purchase Option") pursuant to Articles 10.4(c)(ii) and 10.4(d) in the place of making distributions to the Withdrawn Member (or the Withdrawn Member's
personal representative or other successor if applicable) as set forth in Article 10.3.

iii. If more than one Member wishes to exercise the Withdrawal Purchase Option pursuant to Article 10.4(b)(i), then each such Member shall be entitled to purchase a portion of the Withdrawn Member's Units on a pro rata basis, based on the Member's relative Percentage Interests.

(c) The Withdrawal Purchase Option or Company Withdrawal Purchase Option, as applicable, shall be exercisable as follows:

i. The Withdrawal Purchase Option shall be exercisable at any time during the 35-day period following receipt of the Withdrawal Notice by delivery of written notice (the "Withdrawal Purchase Option Notice") to the Withdrawn Member (or the Withdrawn Member's personal representative or other successor if applicable) and only if all, but not less than all, of the Withdrawn Member's Units are purchased by one or more Members.

ii. The Company Withdrawal Purchase Option shall be exercisable at any time during the 63-day period following the Company's receipt of the Withdrawal Notice by delivery of written notice (the "Company Withdrawal Purchase Option Notice") to the Withdrawn Member (or the Withdrawn Member's personal representative or other successor if applicable) and only if all, but not less than all, of the Withdrawn Member's Units are purchased by the Company.

(d) The Withdrawal Purchase Option Notice or the Company Withdrawal Purchase Option Notice, as applicable, shall indicate the date the purchase is to be effected (such date to be not less than seven (7) days, nor more than twenty-eight (28) days, after the date of the Withdrawal Purchase Option Notice or Company Withdrawal Purchase Option Notice, as applicable), and the amount which the Member(s) or the Company, as applicable, proposes to pay for the Units. If the Withdrawn Member (or the Withdrawn Member's personal representative or other successor if applicable) does not agree to the amount proposed to be paid, and the parties are unable to agree on a purchase price for the Units of the Withdrawn Member, then the Withdrawn Member shall be free to sell the Units to any third-party, subject to the purchaser's agreement to the terms of this Operating Agreement, and subject to approval of the Board.

(e) The purchase price for the Withdrawn Member's interest shall be payable in cash or, at the option of the purchaser(s), in the form of a ?ve (5) year (60 month) nonnegotiable promissory note bearing interest at the Default Interest Rate compounded annually on each anniversary of the note. The note shall be payable in monthly installments of principal and interest accrued to date, with payments determined necessary to fully amortize the note with equal payments of principal and interest over the ?ve-year term of the note. Interest shall be computed on the basis of a computational year of 360 days of equal 30-day months. The purchaser(s) shall be permitted to prepay the principal, in part or in whole, without penalty. If the note is made by a Member, then the note shall be secured by the Units being purchased by such Member. If the note is made by the Company, then the note shall be secured by the Company's assets, as reasonably determined by the Board so as to cause such obligation to be secured as of the closing. All other terms of the note shall be reasonably determined by the Board.

(f) If neither the Withdrawal Purchase Option nor the Company Withdrawal Purchase are exercised by the Members or the Company, then, to the extent permitted by law, a Withdrawn Member shall always have and retain the option to surrender such

Person's Units (and any other interests in the Company at any time held by such
Person) and return the same, for no consideration, to the Company for cancellation.

10.5 Marital Dissolution or Legal Separation.
(a) Grant. The Company shall have the right (the "Special Purchase Right Upon Marital Dissolution"), exercisable at any time during the 49-day period following the Company's receipt of the required Marital Dissolution Notice under Article 10.5(b) to purchase from the Member's or Unit Holder's spouse, in accordance with the provisions of Article 10.5(c) any or all of the Member's or Unit Holder's Units which would otherwise be awarded to such spouse incident to the dissolution of marriage or legal separation in settlement of any community property or other marital property rights such spouse may have or obtain in the Member's or Unit Holder's Units. The Special Purchase Right Upon Marital Dissolution shall not apply to any Units retained by the Member or Unit Holder.
(b) Notice of Decree or Agreement. Each Member and Unit Holder shall promptly provide the Company with written notice (the "Marital Dissolution Notice") of (i) the entry of any judicial decree or order resolving the property rights of the Member or Unit Holder and the Member's or Unit Holder's spouse in connection with their marital dissolution or legal separation, or (ii) the execution of any contract or agreement relating to the distribution or division of such property rights. The Marital Dissolution Notice shall be accompanied by a copy of the actual decree of dissolution or settlement agreement between the Member or Unit Holder and the
Member's or Unit Holder's spouse, which provides for the award to the spouse of any Units in settlement of any community property or other marital property rights such spouse may have in such Units.
(c) Exercise of Special Purchase Right Upon Marital Dissolution. The Special Purchase Right Upon Marital Dissolution shall be exercisable by delivery of written notice (the "Marital Dissolution Purchase Notice") to the Member or Unit Holder and the Member's or Unit Holder's spouse within forty-two (42) days after the Company's receipt of the Marital Dissolution Notice. The Marital Dissolution Purchase Notice shall indicate the date the purchase is to be effected (such date to be not less than fourteen (14) nor more than forty-two (42) days after the date of the Marital Dissolution Purchase Notice), and the amount which the Company proposes to pay for the Units. If the Member's or Unit Holder's spouse does not agree to the amount proposed to be paid by the Company, then the price to be paid shall be the Agreed Value. The purchase price shall be payable in cash or, at the Company's option, in the form of a seven (7) year (84-month) nonnegotiable promissory note bearing interest at the Default Interest Rate compounded annually on each anniversary of the note. The note shall be payable in monthly installments of principal and interest accrued to date, with payments as necessary to fully amortize the note with equal payments of principal and interest over the 7-year/84-month note term. Interest shall be computed on the basis of a computational year of 360 days of equal 30-day months.

ARTICLE XI TRANSFERABILITY

11.1 General Restriction on Transfer or Encumbering. No Member or Unit Holder shall be authorized to Transfer all or a portion of such Member's or Unit Holder's Units, or any interest therein, unless the Transfer constitutes a Permitted Transfer. No Member or Unit Holder shall be authorized to leverage, pledge, hypothecate, or otherwise encumber all or a portion of such Member's or Unit Holder's Units, or any interest therein, for any purpose, without the prior consent of the Board, which consent may be given or withheld in the Board's sole and absolute discretion.

11.2 Permitted Transfer. Subject to the conditions and restrictions set forth in Article 11.3, a Transfer of Units shall constitute a Permitted Transfer provided that:

(a) The Transfer is made to another Member in compliance with this Agreement; or

(b) The right of ?rst refusal set forth in Article 11.8.

11.3 Conditions to a Permitted Transfer of Units.
(a) General. Subject to compliance with Article 11.8, if applicable, a Transfer of Units will be treated as a Permitted Transfer if all of the following conditions are satis?ed:

i. The Transfer complies with this Agreement, to the extent applicable;

ii. The Board consents in writing to the Transfer, which consent may be given or withheld in the Board's sole and absolute discretion; and

iii. The Board shall have received an opinion of counsel, acceptable to the Board, in its reasonable discretion, that the Transfer will not violate any applicable federal or state securities laws; and

iv. The transferor and transferee reimburse the Company for all costs that the Company incurs in connection with such Transfer;

v. The Transfer does not violate any of the Code provisions applicable REITs or the REIT Rules; and

vi. The transferor and transferee agree to execute such documents and other instruments as the Board, in its reasonable discretion, determines are necessary or appropriate to con?rm such Transfer.
(b) Transfers to Other Members. The transferee of Units in a Permitted Transfer under Article 11.2(a) shall automatically become a Substitute Member unless the transferor determines to the contrary. If the transferee of Units in a Permitted Transfer shall not become a Substitute Member, then the transferee, in its capacity as such, shall have only the rights set forth in Article 11.6 hereof.

11.4 Admission as a Substitute Member.
(a) General Treatment of' Transferee. Except as otherwise provided in Section 11.5(b),  atransferee of Units who is not a Member shall be admitted to the Company as a Substitute Member only upon satisfaction of the following conditions:

i. The Units with respect to which the transferee is being admitted were acquired by means of a Permitted Transfer;

ii. The transferee becomes a party to this Agreement and executes such documents and instruments as the Board determines are necessary or appropriate to con?rm such transferee as a Member and such transferee's agreement to be bound by the terms of this Agreement; and

iii. The Board gives its consent to the admission of the transferee as a Substitute Member.
(b) Special Treatment of Certain Transferees. A transferee of Units in a Permitted Transfer under Article 11.2(a) shall automatically become a Substitute Member unless the transferor, in its sole and absolute discretion, directs in writing to the contrary.

11.5 Rights of Unit Holders. Each (i) Member-transferee that is not admitted as a Substitute Member as a result of the directions of a transferor pursuant to Article 11.5(b), and (ii) Person who is not a Member who acquires Units, but which Person is not admitted as a Substitute Member, shall have only the right to receive the distributions and allocations of Pro?ts and Losses to which the transferor would have been entitled under this Agreement with respect to the transferred Units, but shall have no right to vote or otherwise participate in the management of the Company, no right to inspect the books and records of the Company, and no other rights afforded to Members under this Agreement. Any distributions to such purported transferee may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee may have to the Company. A transferee of Units in a Permitted Transfer who is not admitted as a Substitute Member is referred to as a Unit Holder.

11.6 Prohibited Transfers. Any purported Transfer of Units that is not a Permitted Transfer shall be null and void and of no force and effect whatsoever. In the case of an attempted Transfer that is not a Permitted Transfer, the Persons engaging in or attempting to engage in such Transfer shall be liable to and shall indemnify and hold harmless the Company and the Members and Unit Holders from all loss, cost, liability and damages that the Company or any Member or Unit Holder shall incur as a result of such attempted Transfer.

11.7 Legends. Each Member understands that the certi?cates (if any) evidencing the Units shall bear the following legend and any other restrictive legend determined by the Board or required by applicable state securities laws:

The transferability of Units represented by this document is restricted. Such Units may not be sold, resold, assigned, gifted, transferred, pledged, or otherwise disposed, nor will the vendee, assignee, bene?ciary, or transferee be recognized as having acquired such Units for any purposes, unless (a) a registration statement under the Securities Act with respect to such Units shall then be in effect and such has been quali?ed under all applicable state securities laws, or (b) the availability of an exemption from such registration and qualification shall be established to the satisfaction of counsel for the Company.

The Units represented by this document are subject to further restriction as to their sale, transfer, hypothecation, pledge, or assignment as set forth in the Operating Agreement of the Company and agreed to by each Member and Unit Holder of the Company. This restriction provides, among other things, that generally no Unit may be transferred without the consent of the Board, and that generally no bene?ciary, transferee, or assignee shall have the right to become a "Substitute Member" without the consent of the Board.

11.8 Right of First Refusal.
(a) Class A Units. If an owner of Class A Units desires to Transfer all or a portion of such Person's Class A Units to any Person who is not a Class A Member or Class A Unit Holder, then such Transfer shall not constitute a Permitted Transfer unless such transfer fully complies with this Agreement, the Redemption Plan, and unless the transferee shall afford the Company and the Class A Member and Class A Unit Holders a right of first refusal pursuant to this Article 11.8.
i. Notice. A Person desiring to Transfer Class A Units shall first provide to the other holders of Class A Units and the Company (but not any other Member or Unit Holder) at least 180 days' prior written notice of the Person's intent to Transfer Class A Units (the "Disposition Notice"). The Person desiring to Transfer Class A Units shall be known as the "Disposing Class A Member" for purposes of this Agreement (notwithstanding that such Person may be a Unit Holder). In the Disposition Notice, the Disposing Class A Member shall specify the price at which the Class A Units are proposed to be sold or transferred to the proposed bona fide purchaser, the portion of the Disposing Class A Member's Class A Units to be sold or transferred, the identity of the proposed bona- fide purchaser or transferee, and the terms and conditions of the proposed Transfer.
(b) Class B Units. If an owner of Class B Units desires to Transfer all or a portion of such Person's Class B Units to any Person who is not a Class B Member or Class B Unit Holder, then such Transfer shall not constitute a Permitted Transfer unless such transfer occurs in full compliance with the terms of this Agreement.

i. Notice. A Person desiring to Transfer Class B Units shall first provide to the other holders of Class B Units and the Company (but not any other Member or Unit Holder) at least 180 days' prior written notice of the Person's intent to Transfer Class B Units (the "Disposition Notice"). The Person desiring to Transfer Class B Units shall be known as the "Disposing Class B Member" for purposes of this Agreement (notwithstanding that such Person may be a Unit Holder). In the Disposition Notice, the Disposing Class B Member shall specify the price at which the Class B Units are proposed to be sold or transferred to the proposed bona fide purchaser, the portion of the Disposing Class B Member's Class B Units to be sold or transferred, the identity of the proposed bona- ?de purchaser or transferee, and the terms and conditions of the proposed Transfer.
(c) Option to Other Holders of Units in the Same Class. Other Holders of Units in the same class may elect, within 63 days after receiving the Disposition Notice, to purchase some or all of the Units proposed to be Transferred by the Disposing Member at the proposed price as contained in the Disposition Notice. The terms and conditions of the purchase by such other Holders shall be the terms and conditions of the proposed Transfer as set forth in the Disposition Notice. If such other Holders do not elect to purchase all of the Units proposed to be disposed of by the Disposing Member, then the Company shall promptly (but in no event later than 14 days after its decision not to purchase the offered Units) send written notice to that effect to holders of Units of the same class (i.e., Class A or Class B) as those Units proposed to be Transferred, and then such Persons shall have the right to purchase such Units by delivery of written notice to the Company and the Disposing Member within 21 days after receiving notice from the Company. If more than one eligible purchaser elects to purchase the Units, then each such Person shall be entitled to purchase a portion of such Units on a pro rata basis, based on the relative Class A Percentage Interests or relative Class B Percentage Interests, as applicable, of the applicable Persons wishing to purchase the Units, and each such Person shall indicate in its written notice to the Company what portion of its allocation of Units it is willing to purchase. For purposes of clari?cation only, a Member or Unit Holder shall only have rights under this Section 11.4 to acquire Units that are in the same class as those Units then owned by such Person.
(d) Option to Company of Units in the Same Class. The Company may elect, within 63 days after receiving the Disposition Notice, to purchase some or all of the Units proposed to be Transferred by the Disposing Member at the proposed price as contained in the Disposition Notice. The terms and conditions of the purchase by the Company shall be the terms and conditions of the proposed Transfer as set forth in the Disposition Notice. If the Company does not elect to purchase all of the Units proposed to be disposed of by the Disposing Member, then the Company shall promptly (but in no event later than 14 days after its decision not to purchase the offered Units) send written notice to that effect to holders of Units of the same class (i.e., Class A or Class B) as those Units proposed to be Transferred, and then such Persons shall have the right to purchase such Units by delivery of written notice to the Company and the Disposing Member within 21 days after receiving notice from the Company. If more than one eligible purchaser elects to purchase the Units, then each such Person shall be entitled to purchase a portion of such Units on a pro rata basis, based on the relative Class A Percentage Interests or relative Class B Percentage Interests, as applicable, of the applicable Persons wishing to purchase the Units, and each such Person shall indicate in its written notice to the Company what portion of its allocation of Units it is willing to purchase. For purposes of clari?cation only, a Member or Unit Holder shall only have rights under this Section 11.4 to acquire Units that are in the same class as those Units then owned by such Person.
(e) Transfer to Third-Party. If the Company, or the other holders of Units in the same class as the Disposing Members' Units proposed to be Transferred do not purchase all of the Disposing Members' Units covered by the Disposition Notice as provided in the foregoing subsections of this Section 11.4, then the Disposing Member may, provided the conditions of Article XI are satis?ed, sell its remaining Units to the proposed purchaser or transferee identi?ed in the Disposition Notice, on the terms and conditions set forth in the Disposition Notice. Any such sale must be consummated within the 126 day notice period.

11.9 Drag-Along Rights.

(a) In the event that the Board and the Members, with the approval required by Article 4.3, approve a transaction or series of related transactions involving a party or a group of related parties that are unaf?liated with any Member or the Company, that would constitute a sale of all or substantially all of the assets of the Company (the "Transaction"), each Unit Holder hereby agrees with respect to all Units that he, she or it holds and any other Company securities over which he, she or it otherwise exercises dispositive power:

i. In the event such Transaction requires the approval of Unit Holders or Members, (1) if the matter is to be brought to a Vote at a meeting of Unit Holders or Members, after receiving proper notice of any such meeting, to vote on the approval of a such Transactions to be present, in person or by proxy, as necessary, as a holder of Units, at all such meetings and be counted for the purposes of determining the presence of a quorum at such meetings; and (2) to vote (in person, by proxy or by action by written consent, as applicable) all Units in favor of such Transaction and in opposition of any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Transaction.

ii. In the event that the Transaction is to be effected by the sale of Units without the need for approval of the Unit Holders or Members, each Unit Holder or Member agrees to sell all Units of the Company bene?cially held by such Unit Holder or Member (or in the event that the selling Unit holders or Members are selling fewer than all of their Units of the Company, Units in the same proportion as the selling Unit Holders or Members are selling) to the person to whom the selling Unit Holders or Members propose to sell their

Units, for the same per-Unit consideration and on the same terms and conditions as the Selling Unit Holders or Members, after taking into account the provisions of Section 11.10(b), except that Unit Holders and Members will not be required to sell their Units unless the liability for indemni?cation, if any, of each Unit Holder or Member in such Transaction is several, not joint, and is pro rata in accordance with such Unit Holder's or Member's relative ownership of the Company, and will not exceed the consideration payable to such Unit Holder or Member, if any, in such transaction (except in the case of potential liability for fraud or willful misconduct by such Unit Holder or Member);

iii. To refrain from exercising any dissenters' rights or rights of appraisal under applicable law at any time with respect to such Change of Control;

iv. To execute and deliver all related documentation and take such other action in support of the Transaction as shall reasonably be requested by the Company; and

v. Not to deposit, and to cause their af?liates not to deposit, any voting securities owned by such party or affiliate in a voting trust or subject any such voting securities to any arrangement or agreement with respect to the voting of such Units, unless specifically requested to do so by the acquirer in connection with a Transaction.

(b) A sale pursuant to this Article 11.9 shall be deemed to be for the same terms and conditions regarding consideration if the proceeds of such sale are allocated in the manner that would result if such consideration were distributed to the Members as if the Company were hypothetically liquidated and the consideration provided for in the sale was distributed to the selling Members as provided and required by the provisions of Article 12.2 of this Agreement according to the provisions in effect immediately prior to such sale as long as the nature of that consideration (e.g., cash, promissory notes, or other property) is received in the same proportionate amounts among the various Units.

11.10 Distributions in Respect of Transferred Units. If any Units in the Company are Transferred during any accounting period in compliance with the provisions of this Article XI, all distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee.

11.11 Additional Transfer Restrictions on Units.

(a) No Transfer will be effective if such Transfer would, in the opinion of counsel to the Company, result in the termination of the Company's status as a REIT under the Code;

(b) A transfer may be rejected if it would cause 25% or more of the issued and outstanding Units to be held by Tax-Exempt Entities that are considered "benefit plan investors" under ERISA or otherwise cause the assets of the Company to be Plan Assets; and

(c) No transfer will be effected if the transfer would, to the knowledge of the Company, violate the provisions of any applicable federal or state securities laws.

(d) The Board or Manager may require the provision of a certificate (to be provided at the expense of the transferor or transferee) as to the legal nature and composition of a proposed transferee of an Interest of a Member and from any Member as to its legal nature and composition and shall be entitled to rely on any such certificate in making such determinations under this Article 11.12.

ARTICLE XII DISSOLUTION AND TERMINATION

12.1 Dissolution. The Company shall be dissolved upon the first to occur of any of the following events:

(a) The written consent of a Majority-in-Interest of the Members;

(b) The entry of a decree of judicial dissolution under the Act, or an administrative dissolution of the Company pursuant to the Act;

(c) The sale, exchange, or other disposition of all or substantially all the assets of the Company.

The Company shall not be dissolved upon the occurrence of a Withdrawal Event with respect to any Member unless there is no remaining Member or Unit Holder.

12.2 Liquidation Winding Up and Distribution of Assets. The Board shall, upon dissolution of the Company, proceed to liquidate the Company's assets and properties, discharge the Company's obligations, and wind up the Company's business and affairs as promptly as is consistent with obtaining the fair value thereof. The proceeds of liquidation of the Company's assets, to the extent sufficient therefor, shall be applied and distributed as follows:

(a) First, to the payment and discharge of all of the Company's secured debts and liabilities, then to the payment and discharge of the Company's unsecured debts and liabilities, or to the establishment of any reasonable reserves for contingent or unliquidated debts and liabilities;

(b) Second, to the payment of any accrued interest owing on any debts and liabilities owing to Members in proportion to the amount due and owing to each Member;

(c) Third, to the Class A Members, pro rata in accordance with their respective Contribution Account balances until the Contribution Account balances of all Class A Members have been reduced to zero;

(d) Thereafter, to the Members, pro rata in accordance with their Percentage Interests.

12.3 Liquidating Trust. Distributions required by Article 12.2 may be distributed to a trust established for the benefit of the Members for the purposes of liquidating Company property, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company or of the Board arising out of or in connection with the Company. In such case, the assets of such trust shall be distributed to the Members from time to time, in the discretion of the Board, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to this Agreement.

12.4  Deficit Capital Accounts. No Member shall have any obligation to contribute or advance any funds or other property to the Company by reason of any negative or deficit balance in such Member's Capital Account during or upon completion of winding up or at any other time except to the extent that a deficit balance is directly attributable to a distribution of cash or other property in violation of this Agreement.

12.5 Articles of Dissolution. When all the remaining property and assets have been applied and distributed in accordance with Article 12.2 hereof, the Board (or such other Person designated by the Members) shall cause Articles of Termination or similar filings to be executed and filed with the Colorado Secretary of State.

12.6 Return of Contribution Non-Recourse to Other Members. Except as provided by law, upon dissolution, each Member shall look solely to the assets of the Company for the return of the Member's Capital Contributions. If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the cash or other property contribution of one or more Members, such Member or Members shall have no recourse against the Board or any other Member.

12.7 In-Kind Distributions. A Member shall have no right to demand and receive any distribution from the Company in any form other than cash. However, a Member may be compelled to accept a distribution of an asset in kind if the Company is unable to dispose of all of its assets for cash.

12.8 Inclusion of Unit Holder. Except as otherwise provided herein, the term "Member"
for purposes of this Article XII, other than Article 12.1, shall include a Unit Holder.

ARTICLE XIII MISCELLANEOUS PROVISIONS

13.1 Notices. All notices, requests, demands, claims or communications permitted or required to be given under this Agreement must be in writing and shall be deemed to have been sufficiently given, served and received (i) if sent by personal delivery, when so delivered to the address of the intended recipient (as set forth below), (ii) if mailed, three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient (as set forth below), (iii) if sent by email or facsimile, upon completed transmission to the email address or fax number of the recipient (as set forth below), or (iv) if sent by overnight delivery service in circumstances to which such service guaranties next day delivery, the next business day (or day, if earlier delivered) following being so sent:

(a) If to the Company or its Board, addressed to the Company's known place of business;
and

(b) If to any Member or Unit Holder, to the address of such Person as currently on file in the Company records, as amended from time to time, or as such Person has otherwise requested in writing.

13.2 Governing Law. Except as to matters including the formation or existence of the Company, which shall be governed under the Act, this Agreement and the rights of the parties hereunder will be governed by, interpreted, and enforced in accordance with the laws of the State of Colorado, including all matters of construction, validity, performance and enforcement, without regard to conflicts-of-laws principles that would require the application of any other law. To the extent permitted by governing law, this Agreement shall constitute a waiver by each party hereto of all rights under the Act that are inconsistent with the provisions of this Agreement, and to the extent permitted by governing law, the provisions of this Agreement shall override the provisions of the Act to the extent of such inconsistency or contradiction.

13.3 Amendments; Priority. This Agreement constitutes the entire agreement between the parties hereto concerning the matters set forth herein, and may not be amended except by the consent of a Majority-in-Interest of the Members; provided, however any proposed amendment to this Agreement that affects the rights, privileges and powers of the Class B Members shall require the consent of (i) a Majority-in-Interest of the Members, and (ii) a Majority-in-Interest of the Class B Members. In each instance, the consent given under this Section may not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, the Board shall be authorized to make any amendments to this Agreement which, in the opinion of counsel to the Company, are necessary to maintain the status of the Company as a limited liability company under applicable state laws or treatment of the Company as a REIT for federal and state income tax purposes. In the event of any conflict between the provisions of this Agreement and the provisions of any other agreement between the parties hereto, the provisions of this Agreement shall prevail.

13.4 Additional Documents and Acts. Each Member and Unit Holder agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and the transactions contemplated hereby.

13.5 Headings and Construction. The headings of Articles, Sections and subsections in this Agreement (including any appendices, exhibits and schedules) are provided for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof and shall not affect the construction or interpretation of any provision thereof. References herein to any gender shall include the other gender and the neuter, as applicable. References herein to the singular number shall include the plural number, and vice-versa. The words "hereunder," "hereof", "hereto," and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article or other provision hereof, or any Exhibit attached hereto. When used in this Agreement, the word "including" and with correlative meaning "include" and "includes") means including, without limiting the generality of any description preceding such term, and shall be deemed to be followed by the words "without limitation" wherever found in this Agreement.

13.6 Severability. If any provision (or portion thereof) of this Agreement, or the application of any such provision to any Person or circumstance, is held to be unenforceable or invalid by any court of competent jurisdiction or arbitrator or under any applicable law, the parties hereto shall negotiate an equitable adjustment to the provisions of this Agreement with the view to effecting, to the greatest extent possible, the original purpose and intent of this Agreement, and in any event, the validity and enforceability of the remaining provisions (or portions thereof) of this Agreement shall not be affected thereby, and will remain in full force and effect. Without limiting the generality of the foregoing, the covenants and obligations contained in this Agreement shall be construed as separate covenants and obligations, covering their respective subject matters. Each breach of a covenant or obligation set forth in this Agreement shall give rise to a separate and independent cause of action.

13.7 Heirs. Successors. and Assigns. No party hereto may assign any of such Person's rights or delegate or cause to be assumed any of such Person's obligations under this Agreement. Any purported assignment or delegation shall be null and void ab initio and of no force and effect whatsoever. Subject to the preceding sentence, each and all of the covenants, terms, provisions, and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement and by applicable law, their respective heirs, legal representatives, successors, and assigns. Nothing expressed or referred to in this Agreement shall be construed to give any Person other than the parties hereto any legal or equitable right, remedy or claim under or with respect to this Agreement, except such rights as shall inure to an heir, executor, personal representative, successor, or permitted assign pursuant to this paragraph.

13.8 No Third-Party Rights; Creditors. None of the provisions of this Agreement shall be for the benefit of, or enforceable, by any third-party including any creditor of the Company, any Member or Unit Holder.

13.9 Article, Section, and Other References. Except to the extent provided, references to the terms "Article" "Section," "Schedule," "Exhibit," or "Appendix" mean to the corresponding Articles, Sections, Schedules, Exhibits, or Appendices attached to or referred to in this Agreement.

13.10 Authority to Adopt Agreement. By execution hereof, each Member and Unit Holder represents and covenants as follows:

(a) Such Person has full legal right, power, and authority to deliver this Agreement and to perform such Person's obligations hereunder;

(b) This Agreement constitutes the legal, valid, and binding obligation of such Person enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy and other laws of general application relating to creditors' rights or general principles of equity;

(c) This Agreement does not violate, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default or an event of default under any other agreement of which the such Person is a party; and

(d) Such Person's investment in Units in the Company is made for such Person's own account for investment purposes only and not with a view to the resale or distribution of such Units.

13.11 Joint Preparation: Independent Counsel.
(a) Joint Preparation. This Agreement shall be considered, for all purposes, as having been prepared through the joint efforts of the parties to this Agreement. No presumption shall apply in favor of or against any party in the interpretation of this Agreement or any such other agreement or instrument, or in the resolution of any ambiguity of any provision hereof or thereof, based on the preparation, substitution, submission, or other event of negotiation, drafting or execution hereof or thereof.
(b) Independent Counsel. Each party to this Agreement understands, acknowledges and agrees that each of them is entitled to and has been afforded the opportunity to consult legal and tax counsel of the party's choice regarding the terms, conditions and legal effects of this Agreement as well as the advisability and propriety thereof. Each party to this Agreement further understands and acknowledges that having so consulted with legal and tax counsel of its choosing, such Person hereby waives any right to raise or rely upon the lack of representation or effective representation in any future proceedings or in connection with any future claim resulting from this Agreement or the formation of the Company. The Members, Unit Holders and each Manager acknowledge that (i) the Law Offices of Bradley Betterton-Fike, LLC has represented the Class A Member and Manager with respect to the preparation of this Agreement, (ii) no other party to this Agreement has sought or obtained legal advice from the Law Offices of Bradley Betterton-Fike, LLC related to this Agreement or the transactions contemplated herein, and (iii) Law Offices of Bradley Betterton-Fike, LLC has not rendered any advice to or represented any other party to this Agreement.

(c) The parties hereto agree that the representation by the Law Offices of Bradley Betterton-Fike, LLC, as provided in (b) above, shall not preclude representation of the Company by the Law Offices of Bradley Betterton-Fike, LLC; provided, however, that any such representation of the Company shall not preclude the Company from representing the Class A Members and Manager in the event of a dispute between Members.

13.12 Agreement Not To Litigate. IF THERE IS A DISPUTE INVOLVING ANY OF THE MEMBERS, ANY OF THE UNIT HOLDERS, ANY OF THE MANAGERS, ANY OF THE BOARD MEMBERS AND/OR THE COMPANY, REGARDING THE COMPANY, THIS AGREEMENT, THE OFFERING OF OWNERSHIP INTERESTS IN THE COMPANY, OR ANY OTHER MATTER ARISING OUT OF OR OTHERWISE CONTEMPLATED BY THIS AGREEMENT, THEN THE MATTER SHALL BE RESOLVED PURSUANT TO ARTICLES 13.13 AND 13.14. EXCEPT FOR THE LIMITED PURPOSE OF MAINTAINING THE STATUS QUO PENDING ARBITRATION, EACH PARTY, TO THE FULLEST EXTENT ALLOWED BY LAW, HEREBY WAIVES ITS RIGHT TO BRING A CLASS ACTION LAWSUIT OR TO SIMILARLY SEEK ANY REMEDY ON A CLASS BASIS, OR OTHERWISE INDIVIDUALLY OR AS A GROUP TO SEEK A JUDICIAL DETERMINATION OF

WHETHER ANY PARTY IS IN BREACH OF, OR DEFAULT UNDER, ANY OF THE TERMS OR PROVISIONS OF THIS AGREEMENT. EXCEPT AS TO SUCH LIMITED ACTIONS, THE REQUIREMENT THAT ALL DISPUTES BE RESOLVED THROUGH ARBITRATION PURSUANT TO SUCH SECTIONS SHALL CONSTITUTE AN ABSOLUTE DEFENSE TO ANY COURT ACTION FILED BY ONE OF THE PARTIES HERETO AGAINST ANY OTHER, AND SHALL ENABLE THE PARTY AGAINST WHOM SUCH ACTION IS FILED TO CAUSE SUCH ACTION TO BE DISMISSED OR SET ASIDE AT ANY TIME. IN ANY SUCH ARBITRATION PURSUANT TO ARTICLE 13.14, THE DOCTRINE OF ILLEGALITY, WHETHER ASSERTED TO BLOCK AN OBLIGATION OR AS A DEFENSE, SHALL BE WAIVED BY ALL PARTIES FOR ALL PURPOSES. VENUE FOR ANY MEDIATION OR ARBITRATION HEREUNDER SHALL BE IN DENVER, COLORADO.

13.13 Arbitration. THE PARTIES AGREE THAT IN ORDER TO PROMOTE, TO THE FULLEST EXTENT POSSIBLE, A MUTUALLY AMICABLE RESOLUTION OF THE DISPUTE IN A TIMELY, EFFICIENT AND COST-EFFECTIVE MANNER, THEY WAIVE THEIR RESPECTIVE RIGHTS TO INSTITUTE ANY JUDICIAL ACTION AND ANY RIGHT TO A TRIAL BY COURT OR JURY AND WILL DETERMINE THEIR DISPUTE BY SUBMITTING THE CONTROVERSY TO ARBITRATION IN ACCORDANCE WITH THE RULES ATTACHED ON EXHIBIT C HERETO (THE "RULES").

Any party to a dispute under this Agreement may serve a notice of arbitration ("Notice of Arbitration") on any other party, including the Company, which shall be deemed effective as set forth in Section 13.1. Once a Notice of Arbitration is served, the parties shall select an Arbitrator or arbitrate the matter and the Arbitration shall decide the matter as set forth in and according to the Rules. Pending the commencement of arbitration, any party may seek to enjoin any actions to preserve the status quo pending the outcome of the arbitration.

13.14 Venue and Forum. In the event it is necessary to bring any court action for injunctive or other interim relief to preserve the status quo pending the outcome of mediation or arbitration, or in the event any party commences a legal action in which the alleged claims are judicially determined to fall outside the foregoing mediation and arbitration provisions of this Agreement, then the parties hereby agree that such action shall be brought exclusively in either the state or federal courts sitting in Denver, Colorado. Further, the parties hereby agree that such venue is convenient and hereby waive any and all rights to remove such action to a different forum or venue, and hereby submit themselves to the jurisdiction of said courts and consent to venue and forum in said courts. The Parties agree that any action commenced which is not in conformity with this Article shall be dismissed upon motion of any party to such action and further agree that the court shall award to the defendants in such action their reasonable attorney's fees incurred in defense of such action, in addition to any other relief awarded by the court.

13.15  Confidentiality.

1. Each Member, Unit Holder, Director and Manager:

i. Shall maintain the confidentiality of Confidential Information;

ii. Except as required in conducting the business and internal affairs of the
Company, shall not disclose Confidential Information to any third-party;

iii. Shall make copies of documents and other media containing Confidential Information only for the benefit of the Company;

iv. Shall use Confidential Information only for the benefit of the Company; and

v. Promptly after ceasing to be a Member, Unit Holder, Director or Manager (as the case may be), shall return to the Company all documents and other media containing Confidential Information.

2. The provisions of this Section 13.16 shall not apply to information:

i. That the Member, Unit Holder, Director or Manager in question (the
"Recipient") already lawfully possesses at the time of its disclosure to the Member, Unit Holder, Director or Manager by the Company or which the Recipient lawfully obtains thereafter;

ii. That is already in the public domain at the time of its disclosure to the Recipient or which thereafter enters the public domain through no fault of the Member, Unit Holder, Director or Manager;

iii. The disclosure of which is required by final order of a court of competent jurisdiction;

iv. The disclosure of which is made on a confidential basis to a mediator in mediation or an arbitrator in an arbitration under Articles 13.13 or 13.14, as applicable pursuant to a protective order entered for such purposes; or

v. That the Company discloses without restriction to any person other thanthe Recipient.

This Section 13.16 shall bind each Recipient even after the Recipient ceases to be a Member, Unit Holder, Director or Manager, as applicable. Subject to any contrary arrangement with a third-party, this Article 13.16 shall terminate upon the termination of the legal existence of the Company.

13.16 Execution of Agreement; Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed an original, and all of such counterparts, when taken together, shall constitute or be deemed to constitute one and the same Agreement. The exchange of copies of this Agreement and of executed signature pages by facsimile or electronic transmission (e.g., .pdf, click-through acknowledgment, etc.) shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission (e.g., DocuSign, .pdf, click-through) shall be deemed to be their original signatures for all purposes.

13.17 Public Announcements. No Member, Unit Holder, Director or Manager nor any of their Affiliates shall, without the prior approval of the Board and Manager, issue any press releases or otherwise make any public statements with respect to the Company or the transactions contemplated by this Agreement, except as may be required by applicable law or regulation or by obligations pursuant to any listing agreement with any national securities exchange so long as such Member or such Affiliate has used reasonable efforts to obtain the approval of the other Members prior to issuing such press release or making such public disclosure.

13.18 No Waiver. One or more waivers of the breach of any provision of this Agreement by any party shall not be construed as a waiver of a subsequent breach of the same or any other provision, nor shall any delay or omission by a party to seek a remedy for any breach of this Agreement or to exercise the rights accruing to a party by reason of such breach be deemed a waiver by any party of its remedies and rights with respect to such breach.

13.19 Incorporation by Reference. Every Exhibit and Annex attached to this Agreement is incorporated in this Agreement by reference.

13.20 Remedies Cumulative. Except as otherwise expressly provided in this Agreement, the rights and remedies given in this Agreement and by law to the parties shall be deemed cumulative, and the exercise of one of such remedies shall not operate to bar the exercise of any other rights and remedies reserved to a party under the provisions of this Agreement or given to a party by law.

[SIGNATURES APPEAR ON FOLLOWING PAGE] [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

By execution below, each of the undersigned agrees to the terms and provisions of the foregoing Operating Agreement of Seed Equity Properties, LLC, a Colorado limited liability company.

CLASS A MEMBER:
Budding Equity Management, Inc., a Colorado corporation
By: N. Nora Nye
Its: President and CEO

MANAGER:
Budding Equity Management, Inc., a Colorado corporation
By: N. Nora Nye
Its: President and CEO
CLASS B MEMBERS:
(Signatures for each Class B Member to are separately maintained in electronic format and deemed affixed hereto pursuant to this Agreement)

EXHIBIT A
MEMBERS, CAPITAL CONTRIBUTIONS, UNITS

Member & Address Contribution Account Total Units (and Class) Class A Percentage Interest Class B Percentage Interest Percentage Interest
Budding Equity Management, Inc. 1660 S. Albion St. Suite 321 Denver, CO 80222
$1,000.00 100
Class A 100 0 100% of Class A

EXHIBIT B COMPANY PROPERTY

1. TBD

EXHIBIT C ARBITRATION RULES

1. Arbitration of Disputes. Any disagreement or dispute of any type among or between the Members and/or among the Board, the Manager and any Members each a "party" or collectively, the "parties") remains after the required mediation under the Agreement has been completed (each a "Dispute"), such Dispute is subject to arbitration under the
Agreement of the Company and shall be resolved by arbitration pursuant to these rules.

2. Applicable Rules. The arbitration shall be conducted in accordance with the Colorado Rules of Civil Procedure and Rules of Evidence, except to the extent modified herein.

3. Notice of Arbitration. If any Dispute pertaining to this Agreement shall arise between the parties, then any party may initiate arbitration by serving written notice (a "Notice of Arbitration") on the other parties of its intention to arbitrate the Dispute, which notice shall contain a statement setting forth the nature of the Dispute and the remedy sought. Each recipient of a Notice of Arbitration shall thereafter have 14 days to submit to the party delivering such Notice of Arbitration a list of five qualified and disinterested arbitrators who are active members of the Colorado Bar and qualified neutrals under all applicable Colorado rules, but such list shall not include any person who served as a mediator for the Dispute. The party delivering such Notice of Arbitration shall have seven (7) days to select a single arbitrator from the list(s) so provided.

4. Conduct of Hearing. The arbitrator shall be sworn faithfully and fairly to determine the question at issue. Immediately following appointment, the arbitrator shall provide written notice to the parties indicating the time and location of the scheduled hearing. The hearing must be held within 126 days following the date upon which the arbitrator was appointed. At least forty two days prior to the commencement of the arbitration hearing, each of the parties shall provide to the others a statement of its position respecting the dispute in question and a list of any witnesses which such party expects to testify at such hearing on its behalf and a list of any documents it expects to use as exhibits at such hearing. The arbitration proceeding shall take place in the Denver Colorado Metro Area. The arbitrator shall afford to the parties a hearing and the right to conduct discovery in accordance with the Colorado Rules of Civil Procedure, submit evidence in accordance with the Colorado Rules of Evidence, with the privilege of cross- examination on the question at issue, and shall, with all possible speed, make a determination in writing of the arbitrator's findings of fact and conclusions of law and shall give notice to the Parties hereto of such determination within 28 days following the close the hearing. The parties agree that the doctrine of "illegality" is waived for all purposes and shall not be considered by the arbitrator.

5. Relief and Award. Subject to the limitations set forth in this Agreement, the arbitrator shall apply the laws of the State of Colorado and the United States of America and shall have the authority to award any remedy or relief that a federal or Colorado state court could order or grant, including, without limitation, specific performance of any obligation created under this Agreement, the issuance of an injunction, or the imposition of sanctions for abuse of frustration for the arbitration process.

6. Fees and Costs. The arbitrator shall assess its fees, all other fees and costs of any such arbitration proceeding and reasonable attorneys' fees against the party(ies) who in the arbitrator's opinion is (are) not the prevailing party. For purposes of this paragraph, the term "prevailing party" shall mean (i) with respect to the claimant, one who is successful in obtaining substantially all of the relief sought, and (ii) with respect to the respondent, one who is successful in denying substantially all of the relief sought by the claimant. If no party substantially prevails, then the award for attorneys' fees shall be apportioned in the arbitrator's discretion.

7. Successor Arbitrator. If any arbitrator appointed pursuant to this Article shall thereafter die or become unable or unwilling to act, his successor shall be appointed in the manner provided above.

8. Decision Final. In any proceeding conducted pursuant to this Article, the decision and award of the arbitrator shall be final, binding and enforceable in any court of competent jurisdiction.